                                  EXHIBIT 10.21

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         International Game Technology,
                              a Nevada corporation,
                                    as Buyer,

                            Winter Subsidiary, Inc.,
                             a Delaware corporation,
                                 as Merger Sub,

                                WagerWorks, Inc.
                             a Delaware corporation,
                                 as the Company

                                       and

                    Carl Berg and DDJ Capital Management, LLC
                      as the Stockholders' Representatives

                                  July 26, 2005

                                                                  Execution Copy

ARTICLE I.      DEFINITIONS.........................................................................       2
ARTICLE II.     MERGER..............................................................................      11
     2.1        The Merger..........................................................................      11
     2.2        Effective Time......................................................................      11
     2.3        Effects of the Merger...............................................................      11
     2.4        Certificate of Incorporation and Bylaws.............................................      11
     2.5        Directors and Officers..............................................................      11
     2.6        Additional Actions..................................................................      12
     2.7        Effect on Capital Stock.............................................................      12
     2.8        Dissenting Shares...................................................................      13
     2.9        Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock
                Transfer Books......................................................................      14
     2.10       No Further Ownership Rights in Company Capital Stock................................      15
     2.11       The Closing.........................................................................      15
ARTICLE III.    CERTAIN PAYMENTS AND ADJUSTMENTS....................................................      15
     3.1        Payment of Indebtedness.............................................................      15
     3.2        Working Capital Adjustment..........................................................      15
     3.3        Deposit of Escrow Amount............................................................      17
ARTICLE IV.     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES.............................      18
     4.1        Due Organization, Good Standing and Corporate Power; Copies of Organizational
                Documents...........................................................................      18
     4.2        Capitalization......................................................................      19
     4.3        Stockholder Approval; Authorization; No Breach......................................      20
     4.4        Financial Statements................................................................      21
     4.5        Events Subsequent to the Latest Balance Sheet.......................................      21
     4.6        Title to Assets.....................................................................      23
     4.7        Compliance With Laws................................................................      23
     4.8        Tax Matters.........................................................................      24
     4.9        Environmental Matters...............................................................      25
     4.10       Intellectual Property...............................................................      26
     4.11       Real Estate.........................................................................      28
     4.12       Litigation..........................................................................      29

     4.13       Employee Benefits...................................................................      29
     4.14       Insurance...........................................................................      31
     4.15       Contracts...........................................................................      32
     4.16       Employees...........................................................................      34
     4.17       Affiliate Transactions..............................................................      35
     4.18       Brokerage...........................................................................      35
     4.19       Receivables.........................................................................      36
     4.20       Customers and Suppliers.............................................................      36
     4.21       Permits and Licenses................................................................      36
     4.22       Warranties..........................................................................      36
     4.23       Bank Accounts.......................................................................      36
     4.24       Corporate Records...................................................................      36
     4.25       Absence of Certain Business Practices...............................................      37
     4.26       Royalty Obligations.................................................................      37
     4.27       No Other Agreements to Sell Assets or Stock of the Companies........................      37
     4.28       Disclosure..........................................................................      37
ARTICLE V.      REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB..............................      37
     5.1        Organization, Power and Authorization...............................................      37
     5.2        Binding Effect and Noncontravention.................................................      38
     5.3        Brokerage...........................................................................      38
     5.4        No Litigation.......................................................................      38
ARTICLE VI.     PRE-CLOSING COVENANTS...............................................................      39
     6.1        Conduct of Business Pending Closing.................................................      39
     6.2        Prohibited Actions Pending Closing..................................................      39
     6.3        Access; Documents; Supplemental Information.........................................      41
     6.4        No Solicitation.....................................................................      41
     6.5        Filings; Other Actions; Notification................................................      42
     6.6        Employee Benefits Matters...........................................................      43
     6.7        Stock Options and Warrants..........................................................      43
     6.8        Conversion of Company Preferred Stock and Convertible Notes.........................      45
     6.9        Notification of Certain Matters.....................................................      46
     6.10       Termination of Stockholders/Affiliate Agreements....................................      46

ARTICLE VII.    COVENANTS AND OTHER AGREEMENTS......................................................      46
     7.1        Public Announcements................................................................      46
     7.2        Further Assurances..................................................................      46
     7.3        Employee Benefits...................................................................      46
     7.4        Indemnification; Tail Coverage......................................................      47
ARTICLE VIII.   SURVIVAL AND INDEMNIFICATION........................................................      47
     8.1        Survival of Representations and Warranties..........................................      47
     8.2        Indemnification Obligations of Equityholders and Management Bonus Recipients........      47
     8.3        Indemnification Obligations of Buyer and Merger Sub.................................      49
     8.4        Limitations on Indemnification......................................................      49
     8.5        Indemnification Procedures..........................................................      50
     8.6        Exclusive Remedy....................................................................      51
ARTICLE IX.     CONDITIONS TO THE CLOSING...........................................................      52
     9.1        Conditions of Buyer's and Merger Sub's Obligation...................................      52
     9.2        Conditions of the Company's Obligation..............................................      53
ARTICLE X.      MISCELLANEOUS.......................................................................      54
     10.1       Termination.........................................................................      54
     10.2       Consent to Amendments...............................................................      55
     10.3       Successors and Assigns..............................................................      55
     10.4       Governing Law; Waiver of Jury Trial; Venue..........................................      56
     10.5       Notices.............................................................................      56
     10.6       Schedules and Exhibits..............................................................      58
     10.7       Counterparts........................................................................      58
     10.8       No Third Party Beneficiaries........................................................      58
     10.9       Headings............................................................................      58
     10.10      Entire Agreement....................................................................      58
     10.11      Interpretation......................................................................      58
     10.12      Severability........................................................................      59
     10.13      Construction........................................................................      59
     10.14      Stockholders' Representative........................................................      59

LIST OF EXHIBITS*

Exhibit A    --   Certificate of Merger
Exhibit B    --   Employment Agreement
Exhibit C    --   Escrow Agreement
Exhibit D    --   Certificate of Incorporation
Exhibit E    --   Bylaws
Exhibit F    --   Financial Statements
Exhibit G    --   Form of Opinion of Legal Counsel

LIST OF ANNEXES*

Schedule I   --   Allocation Spreadsheet

Schedule II  --   Allocation of Management Bonus Amount

          * THE EXHIBITS, ANNEXES AND SCHEDULES TO THIS AGREEMENT HAVE
        BEEN INTENTIONALLY OMITTED FROM THIS FILING. INTERNATIONAL GAME
          TECHNOLOGY AGREES TO FURNISH SUPPLEMENTALLY TO THE SEC, UPON
                     REQUEST, A COPY OF ANY OMITTED EXHIBIT

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of July 26, 2005, by and among International Game Technology, a Nevada corporation ("Buyer"), Winter Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), WagerWorks, Inc., a Delaware corporation (the "Company"), and Carl Berg and DDJ Capital Management, LLC as the Stockholders' Representatives. Buyer, Merger Sub, the Company and the Stockholders' Representatives are sometimes referred to collectively herein as the "Parties."

                                    RECITALS

      WHEREAS, the Boards of Directors of each of Buyer and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders; and

      WHEREAS, the Company is a Delaware corporation and has authorized (i) 44,000,000 shares of common stock, par value $0.001 per share ("Company Common Stock") and (ii) 19,666,588 shares of preferred stock, par value $0.001 per share, of which (A) 4,233,128 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), (B) 1,933,460 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock") and (C) 13,500,000 shares have been designated Series C Preferred Stock (the "Series C Preferred Stock" and collectively with the Series A Preferred Stock and the Series B Preferred Stock, the "Company Preferred Stock); and

      WHEREAS, the respective Boards of Directors of Buyer, the Company and Merger Sub and the stockholders of the Company have authorized and adopted this Agreement and approved the Merger; and

      WHEREAS, in order to induce Buyer and Merger Sub to enter into this Agreement, concurrently herewith, the Company and each of Paul Miltenberger, Ken Lathrop and Paul Mathews have entered into Employment and Non-Competition Agreements in the form attached hereto as Exhibit B (the "Employment Agreements"), to be effective upon the closing of the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings set forth below:

      "Action" has the meaning set forth in Section 4.12.

      "Acquisition Proposal" has the meaning set forth in Section 6.4.

      "Adjustment Dispute Notice" has the meaning set forth in Section 3.2(c).

      "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

      "Agreement" has the meaning set forth in the preamble.

      "Allocated Excess Amount" has the meaning set forth in Section 3.2(d)(i).

      "Applicable Bonus Percentage" means, with respect to each Management Bonus Recipient, the percentage of the aggregate Management Bonus Amount to which such person is eligible to receive as specified on Schedule II hereto.

      "Applicable Escrow Ownership Percentage" means, with respect to each Equityholder, the Applicable Ownership Percentage times the quotient obtained by dividing the Escrow Amount less the Management Bonus Amount by the Escrow Amount, and with respect to each Management Bonus Recipient, the Applicable Bonus Percentage times the quotient obtained by dividing the Management Bonus Amount by the Escrow Amount.

      "Applicable Ownership Percentage" means, with respect to each holder of Company Common Stock as of immediately prior to the Effective Time, and each holder of a Stock Option, Common Stock Warrant or Preferred Stock Warrant as of immediately prior to the Effective Time, the percentage obtained by dividing (i) the sum of (A) the number of shares of Company Common Stock held of record by such holder as of immediately prior to the Effective Time (after giving effect to the conversions contemplated by Section 6.8), plus (B) the number of Option and Warrant Shares with respect to Stock Options, Common Stock Warrants and Preferred Stock Warrants held of record by such holder as of immediately prior to the Effective Time, by (ii) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the conversions contemplated by Section 6.8 and excluding shares of Company Capital Stock held in the treasury of the Company, if any) plus the aggregate number of all Option and Warrant Shares.

      "Business" means the business of the Companies, as conducted on the date of this Agreement, including, without limitation, their operations as a supplier of content and gambling systems to the online gaming and poker industries.

      "Buyer" has the meaning set forth in the preamble.

      "Buyer Indemnitees" has the meaning set forth in Section 8.2.

      "Certificate of Merger" means the Certificate of Merger to be entered into at the Closing by the Company and Merger Sub, and filed with the Delaware Secretary of State in accordance with the DGCL, substantially in the form attached hereto as Exhibit A.

      "Closing" and "Closing Date" have the respective meanings set forth in
Section 2.11.

      "Closing Balance Sheet" has the meaning set forth in Section 3.2(b).

      "Closing Net Working Capital Amount" has the meaning set forth in Section 3.2(b).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Stock Warrants" has the meaning set forth in Section 6.7(b)(i).

      "Companies" means the Company and each of its Subsidiaries.

      "Company" has the meaning set forth in the preamble.

      "Company Capital Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

      "Company Common Stock" has the meaning set forth in the recitals.

      "Company Preferred Stock" has the meaning set forth in the recitals.

      "Current Assets" means, without duplication, all accounts receivable, net of allowance for doubtful accounts and other current assets of the Company, on a consolidated basis as of July 31, 2005, in each case determined in accordance with GAAP and using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the December 31, 2004 Balance Sheet; provided that (i) all amounts received by the Company pursuant to the exercise of Stock Options, Common Stock Warrants and Preferred Stock Warrants between August 1, 2005 and the Closing Date shall be included as an addition to Current Assets, and (ii) the Termination Fee shall not be included in Current Assets. If, notwithstanding the representation made by the Company in Section
4.23 and the obligations of the Company in Section 6.2(o), all or any portion of the Termination Fee has been used to fund operations of the Company, reduce or pay its liabilities, make a distribution to the Company's stockholders, or otherwise used then an amount equal to the portion of the Termination Fee so used shall be included in the calculation of Current Assets as a reduction of Current Assets.

      "Current Liabilities" means, without duplication, all accounts payable, accrued expenses, and other current liabilities of the Company, on a consolidated basis as of July 31, 2005, in each case determined in accordance with GAAP and using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the December 31, 2004 Balance Sheet; provided that (i) the portion of the Indebtedness of the Company as of July 31, 2005
that is converted into Company Common Stock immediately prior to the Closing pursuant to Section 6.8(b), shall not be deemed to be Current Liabilities, (ii) the Termination Fee shall not be included in Current Liabilities, (iii) all banking, legal and tax advisory and accounting fees and expenses incurred by the Company prior to the Closing Date in connection with the transactions contemplated by this Agreement shall be included as an addition to Current Liabilities, (iv) any out of pocket costs or liabilities incurred by the Company or its Subsidiaries in connection with obtaining any of the consents referenced on Schedule 4.3, unless paid or accrued prior to July 31, 2005, shall be included as an addition to Current Liabilities; (v) software license fees and deferred revenues shall not be deemed to be Current Liabilities; and (vi) the Management Bonus Amount shall not be deemed to be a Current Liability.

      "December 31, 2004 Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2004, as included in the Financial Statements.

      "DGCL" has the meaning set forth in the recitals.

      "Effective Time" has the meaning set forth in Section 2.2.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other written, unwritten, formal or informal plan, contract, agreement, policy or arrangement providing for employment, compensation, severance, termination pay, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, in each case entered into, maintained or contributed to by the Company or any of its Subsidiaries, or under which any employee or former employee (or any of their respective beneficiaries), as such, has or may in the future have any rights, or with respect to which the Company or any of its Subsidiaries has or may in the future have any Liability.

      "Employment Agreements" has the meaning set forth in the recitals.

      "Environmental Laws" means all Legal Requirements relating to environmental, health or safety matters, including, without limitation, Legal Requirements governing the use, storage, disposal, generation, treatment, transportation or remediation of Hazardous Substances.

      "Equityholder Indemnitees" has the meaning set forth in Section 8.3.

      "Equityholders" means, collectively, each holder of Company Common Stock as of immediately prior to the Effective Time (after giving effect to the conversions contemplated by Section 6.8), and each holder of a Stock Option, Common Stock Warrant or Preferred Stock Warrant as of immediately prior to the Effective Time, which has an exercise price that is less than the Per Share Merger Consideration (taking into account the conversion to Company Common Stock of the Company Preferred Stock issuable upon the exercise of the Preferred Stock Warrants).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any Person that, together with the Companies, would be treated as a single employer under Sections 414(b), (c) or (m) of the Code.

      "Escrow Agent" means Union Bank of California, N.A., a national banking association.

      "Escrow Agreement" means the Escrow Agreement to be entered into at the Closing by Buyer, the Stockholders' Representatives and the Escrow Agent in substantially the form attached hereto as Exhibit C.

      "Escrow Amount" means subject to any increase made in accordance with
Section 3.2, $7,525,000, of which an amount equal to the Management Bonus Amount shall be, subject to payment of any indemnity claims under ARTICLE VIII, used for payment of the Management Bonus Amount and $25,000 of which shall be set aside separately solely to be used to pay for any expenses of the Stockholders' Representatives and which shall not be used for any other reason, including payment of any working capital adjustment pursuant to Section 3.2, payment of any indemnity claims under ARTICLE VIII or otherwise.

      "Estimated Balance Sheet" has the meaning set forth in Section 3.2(a).

      "Estimated Merger Consideration" means an amount equal to (i) $90,000,000, plus (ii) the aggregate exercise price of the Stock Options, Common Stock Warrants and Preferred Stock Warrants (excluding the exercise price of any Preferred Stock Warrants where such exercise price is greater than or equal to the Per Share Merger Consideration (taking into account the conversion to Company Common Stock of the Company Preferred Stock issuable upon the exercise of the Preferred Stock Warrants)) that are outstanding and unexercised immediately prior to the Effective Time, plus (iii) the Initial Working Capital Adjustment Amount, minus (iv) the Series B Preferred Stock Amount, minus (v) the Management Bonus Amount (plus (i.e. an additional deduction from the Estimated Merger Consideration) the amount of any payroll or similar taxes that are payment obligations of the Company with respect thereto).

      "Estimated Net Working Capital Amount" has the meaning set forth in
Section 3.2(a).

      "Final Net Working Capital Amount" has the meaning set forth in Section 3.2(c).

      "Financial Statements" has the meaning set forth in Section 4.4(a).

      "Fundamental Representations and Warranties" means the representations and warranties made by the Company in Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2 (Capitalization), Section 4.3 (Stockholder Approval; Authorization), Section 4.8 (Tax Matters), Section 4.13 (Employee Benefits) and Section 4.18 (Brokerage) of this Agreement.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time consistently applied.

      "Gaming Approvals" has the meaning ascribed to it in Section 6.5(a).

      "Gaming Authority" means, collectively, the Alderney Gambling Control Commission, the Mississippi Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Gambling Commission of the United Kingdom to be established pursuant to the Gambling Act 2005, the National Indian Gaming Commission and any other tribal or Government Entity that holds regulatory, licensing or permit authority over gaming activities conducted by any of the Companies within its jurisdiction.

      "Gaming Laws" means, collectively, (a) the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, together with the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, (b) the Mississippi Gaming Control Act, as codified in Chapter 76 of the Mississippi Code Annotated, as amended from time to time, together with the regulations of the Mississippi Gaming Commission promulgated thereunder, as amended from time to time, (c) The Gambling (Electronic Betting) (Alderney) Ordinance 2002, as amended from time to time, together with the regulations of the Alderney Gaming Control Commission promulgated thereunder, as amended from time to time, (d) the Gambling Act 2005 of the United Kingdom, as amended from time to time, together with any statutory instruments passed in connection therewith and the regulations of the Gambling Commission, as amended from time to time, and (e) all other domestic and foreign laws and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming activities conducted by any of the Companies within its jurisdiction.

      "Government Entity" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government;
(c) governmental or quasi governmental authority (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority. For the avoidance of doubt, "Government Entity" includes all Gaming Authorities.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Hazardous Substances" means (a) any and all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, dangerous or toxic, under any Environmental Law; (b) gasoline, diesel fuel or other petroleum hydrocarbons; (c) PCBs, asbestos, mold or urea formaldehyde foam insulation; and (d) natural gas, synthetic gas and any mixtures thereof.

      "Indebtedness" means (a) all indebtedness incurred under credit facilities or other borrowed money from a bank, including all accrued and unpaid interest thereon, (b) all indebtedness evidenced by a note, bond or debenture, including all accrued and unpaid interest thereon, and (c) all outstanding payment obligations under capital leases; provided that, for the avoidance of doubt, the following shall not be considered "Indebtedness": (i) rent or lease obligations pursuant to real property leases or automobile leases, (ii) current trade Liabilities,

(iii) letters of credits that have not been drawn down upon, (iv) intracompany Liabilities and (v) the Termination Fee.

      "Indemnification Claim Notice" has the meaning set forth in Section
8.5(a).

      "Indemnified Party" has the meaning set forth in Section 8.5(a).

      "Indemnifying Party" has the meaning set forth in Section 8.5(a).

      "Independent Auditors" has the meaning set forth in Section 3.2(c).

      "Initial Working Capital Adjustment Amount" means (i) if the Estimated Working Capital Amount is greater than zero, a positive number equal to the excess of the Estimated Working Capital Amount over zero, and (ii) if the Estimated Working Capital Amount is less than zero, a negative number equal to the amount by which zero exceeds the Estimated Working Capital Amount.

      "Insurance Policies" has the meaning set forth in Section 4.14(a).

      "Intellectual Property" means all intellectual property rights, including:
(i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, research and development, formulas, process formulations, processes, proprietary information, technology, technical information, data lists, engineering procedures, standard operating procedures (including bills of materials) and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations, rights in databases, maskwork rights, maskwork registrations, and applications therefor, and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all trade names, logos, domain names, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefor ("Trademarks"); (v) all software, including all software code recorded on or in any medium and whether embedded or in object code or source code form (excluding "shrink wrapped" software which is generally available to the public); (vi) all documentation of software design including, without limitation, the original design requirements, flowcharts, software specifications, notations explaining code, details of modifications, and descriptions and details of known software errors; (vii) all customer lists, mailing lists, and know-how; and (viii) any similar or equivalent rights to any of the foregoing, together with the goodwill and the business appurtenant thereto, all rights derived therefrom and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

      "Latest Balance Sheet" means the unaudited consolidated balance sheet of the Company as of May 31, 2005.

      "Leased Real Property" has the meaning set forth in Section 4.11(b).

      "Legal Requirement" means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling or determination of an arbitrator or Government Entity, including, without limitation, any law

(including Gaming Laws), regulation, ruling applicable to, or the terms of any license or approval granted by a Government Entity concerning, the Business or the Companies.

      "Letter of Intent" means that certain letter of intent, dated July 5, 2005, between Buyer and the Company.

      "Liability" means any debt, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, or liability of a similar nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, joint or several liability).

      "Lien" means any claim, charge, encumbrance, covenant, security interest, lien, mortgage, deed of trust, hypothecation, pledge, rights of others, restriction of any kind, whether imposed by agreement, law, equity or otherwise.

      "Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of valid claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

      "Management Bonus Amount" means $900,000.

      "Management Bonus Recipients" means those members of the Company's management identified on Schedule II receiving payments up to the amounts specified on Schedule II.

      "Material Adverse Effect" means a material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing in the same manner as conducted on the date hereof; provided, however, none of the following in and of itself or themselves shall be deemed to constitute a Material Adverse Effect: (x) any adverse change, event, circumstance or development to the extent directly attributable to the announcement or pendency of the Merger (including cancellations in customer orders, any reductions in sales, any loss of employees, any disruption in customer, supplier, distributor, partner or similar relationships or any failure to renewal any existing contracts); or (y) any adverse change, event, circumstance or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

      "Material Contracts" has the meaning set forth in Section 4.15(b).

      "Merger" has the meaning set forth in the recitals.

      "Merger Sub" has the meaning set forth in the preamble.

      "Net Working Capital Amount" means the Current Assets less the Current Liabilities of the Company, on a consolidated basis.

      "Non Disclosure Agreement" means that certain Non Disclosure Agreement, dated March 23, 2005, between Buyer and the Company.

      "Option and Warrant Shares" means the shares of Company Common Stock issuable upon the exercise of the Stock Options, Common Stock Warrants and Preferred Stock Warrants outstanding immediately prior to the Effective Time to the extent the respective exercise price of each is less than the Per Share Merger Consideration (taking into account the conversion to Company Common Stock of the Company Preferred Stock issuable upon the exercise of the Preferred Stock Warrants). For the purpose of this definition, the number of shares of Company Common Stock issuable upon the exercise of the Preferred Stock Warrants shall equal the aggregate number of shares of Company Common Stock that the shares of Company Preferred Stock (for which the Preferred Stock Warrants are then exercisable) are then convertible into.

      "Party" means any party to this Agreement.

      "Per Share Escrow Amount" means the quotient determined by dividing the Escrow Amount less $900,000 by the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the conversions contemplated by Section 6.8), plus (ii) the number of Option and Warrant Shares.

      "Per Share Merger Consideration" means the quotient determined by dividing the Estimated Merger Consideration by the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the conversions contemplated by Section 6.8), plus (ii) the number of Option and Warrant Shares.

      "Permits" has the meaning set forth in Section 4.21.

      "Permitted Liens" means (i) Liens for Taxes or assessments and similar charges, which are not yet due or delinquent or are being contested in good faith and by appropriate proceedings, (ii) zoning, building and other similar restrictions imposed by applicable Legal Requirements, (iii) mechanics' carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business and (iv) other Liens, imperfections of title or encumbrances that do not materially impair the operations of the Business as presently conducted.

      "Person" means an individual, a partnership, a corporation, a firm, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, a Government Entity or other legal entity.

      "Pre-Closing Taxes" means unpaid Taxes of the Companies from a taxable period that closes on or before the Closing Date.

      "Preferred Stock Warrants" has the meaning set forth in Section
6.7(b)(ii).

      "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, disposal, dumping, leaching or migration of substances into the indoor or outdoor environment, including the movement of substances through the air, soil, surface water or groundwater.

      "Required Stockholder Approval" has the meaning set forth in Section
4.3(a).

      "Series B Preferred Stock Price" means $2.8844 (which is the liquidation preference of the Series B Preferred Stock as set forth in the Company's Third Amended and Restated Certificate of Incorporation).

      "Series B Preferred Stock Amount" means the product of (i) the number of shares of Series B Preferred Stock outstanding at the Closing Date multiplied by
(ii) the Series B Preferred Stock Price.

      "Stockholders" means the holders of Company Capital Stock.

      "Stockholders' Representative" has the meaning set forth in Section 10.14.

      "Stock Option Plans" has the meaning set forth in Section 6.7(a).

      "Stock Options" has the meaning set forth in Section 6.7(a).

      "Straddle Period" means a taxable period that includes (but does not end on) the Closing Date.

      "Straddle Period Taxes" means unpaid Taxes of the Companies arising from a Straddle Period.

      "Subsidiary" means a subsidiary of the Company.

      "Surviving Company" has the meaning set forth in Section 2.1.

      "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax (whether imposed by way of a withholding or deduction for or on account of tax or otherwise), including any interest, penalty or addition thereto, whether disputed or not.

      "Tax Returns" means any return, report, information return, election or other document relating to Taxes (including schedules or any related or supporting information) and any amendment thereof.

      "Termination Fee" means the $4.5 million deposit paid by Buyer pursuant to the terms of the Letter of Intent.

      "Third Party Claim" has the meaning set forth in Section 8.5(a).

      "Transaction Documents" means this Agreement, the Escrow Agreement and the Employment Agreements.

      "Transferred Company Employee" has the meaning set forth in Section 7.3.

      "WARN Act" has the meaning set forth in Section 4.16(c).

      "VAT" means the value added tax imposed by the United Kingdom Value Added Tax Act 1994 as amended or any tax or imposition of a similar nature which may be substituted in its place or any other value added or sales tax applicable in any other country.

                                  ARTICLE II.

                                     MERGER

      2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.2). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of the Company and of Merger Sub in accordance with the DGCL.

      2.2 Effective Time. On the Closing Date, the Parties shall execute and file the Certificate of Merger with the Delaware Secretary of State. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State in accordance with the provisions of
Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

      2.3 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, licenses, authorizations and franchises of Merger Sub and the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

      2.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall be amended and restated in their entirety to read as set forth on Exhibit D and Exhibit E, respectively, until thereafter changed or amended as provided therein or by applicable law.

      2.5 Directors and Officers.

            (a) Directors. Effective as of the Effective Time, each of the directors of the Company shall resign from the board of directors of the Company. The directors of Merger Sub immediately prior to the Effective Time shall continue as the directors of the Surviving Company at the Effective Time, until the earlier of their respective resignation or removal or until their respective successor is duly elected and qualified, as the case may be.

            (b) Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until the earlier of their death, resignation or removal.

      2.6 Additional Actions. If, at any time after the Effective Time, the Surviving Company determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall have the power and authority to execute and deliver, in the name and on behalf of each constituent corporation, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each constituent corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

      2.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Equityholders or the holders of any shares of capital stock of Merger Sub:

            (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and will become a validly issued, fully paid and non-assessable outstanding share of common stock of the Surviving Company.

            (b) Treasury Stock of the Company. Each share of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (c) Conversion of Series B Preferred Stock. Each issued and outstanding share of Series B Preferred Stock, including shares of Series B Preferred Stock issued and outstanding by virtue of the exercise of the Preferred Stock Warrants on or prior to the Effective Time (other than (i) shares canceled in accordance with Section 2.7(b) and (ii) Dissenting Shares (as defined below)), shall be converted into the right to receive, upon surrender of the certificate representing such share of Series B Preferred Stock, an amount in cash equal to the Series B Preferred Stock Price.

            (d) Conversion of Outstanding Company Common Stock. Each issued and outstanding share of Company Common Stock including shares issued and outstanding by virtue of the exercise or conversion of the Stock Options, Common Stock Warrants, Preferred Stock Warrants and other convertible securities of the Company that are exercised or converted into Company Common Stock on or prior to the Effective Time (other than (i) shares canceled in accordance with Section 2.7(b) and (ii) Dissenting Shares) shall be converted into the right to receive, subject to the adjustment provided in Section 3.2, the Per Share Merger Consideration. Payment of the Per Share Merger Consideration to holders of Company Common Stock shall be subject to a holdback by Buyer of the Per Share Escrow Amount. The aggregate Per Share

Escrow Amount withheld by Buyer pursuant to this Section 2.7(d), shall be deposited with the Escrow Agent by Buyer at the Closing in accordance with
Section 3.3.

            (e) After the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than the right to receive cash in consideration therefor upon the surrender of such certificate; provided, however, that holders of Dissenting Shares shall have the rights set forth in Section 2.8.

            (f) The Stock Options, Common Stock Warrants and Preferred Stock Warrants that are not exercised prior to the Closing will be treated as set forth in Section 6.7.

            (g) Attached as Schedule I is a spreadsheet illustrating the allocation of the Estimated Merger Consideration among the Equityholders (as well as the Applicable Ownership Percentage and aggregate Per Share Escrow Amount for each Equityholder) and the allocation of the Series B Preferred Stock Amount among the holders of Series B Preferred Stock and Preferred Stock Warrants, assuming that (A) the Initial Working Capital Adjustment Amount is zero and (B) none of the Stock Options, Common Stock Warrants and Preferred Stock Warrants outstanding as of the date hereof are exercised on or before the Closing.

      2.8 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive (i) with respect to Company Common Stock, the Per Share Merger Consideration (less the Per Share Escrow Amount, which will be withheld by Buyer pursuant to Section 2.7(d)), without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such Dissenting Shares, or (ii) with respect to Series B Preferred Stock, the Series B Preferred Stock Price, without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such Dissenting Shares.

            (b) The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      2.9 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

            (a) As soon as practicable after the Effective Time, but in no event later than three business days thereafter, Buyer shall send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Common Stock or Series B Preferred Stock (the "Certificates") which shares were converted into the right to receive the Per Share Merger Consideration or Series B Preferred Stock Price, as applicable, pursuant to Section 2.7, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Buyer and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Buyer of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive (and Buyer shall mail within five business days thereafter) in exchange therefor the Per Share Merger Consideration (less the Per Share Escrow Amount, which will be withheld by Buyer pursuant to Section 2.7(d)) or Series B Preferred Stock Price, as applicable to the shares so surrendered and the Certificates so surrendered shall then be canceled. Subject to Section 2.9(b), until surrendered as contemplated by this Section 2.9(a), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, (i) as to Certificates that formerly represented shares of Company Common Stock, the Per Share Merger Consideration (less the Per Share Escrow Amount, which will be withheld by Buyer pursuant to Section 2.7(d)), and
(ii) as to Certificates that formerly represented shares of Series B Preferred Stock, the Series B Preferred Stock Price.

            (b) If any portion of the Per Share Merger Consideration or Series B Preferred Stock Price, as applicable, is to be paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Buyer any transfer or other taxes required as a result of the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Buyer that such tax has been paid or is not applicable. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Buyer. All amounts in respect of taxes received or withheld by Buyer shall be disposed of by Buyer in accordance with the Code or such state, local or foreign tax law, as applicable.

            (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of Buyer may impose, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration or Series B Preferred Stock Price, as applicable, in respect of such Certificate. When authorizing such issue of the Per Share Merger Consideration or Series B Preferred Stock Price, as applicable, in exchange for such Certificate, the Board of Directors of Buyer (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to enter into an indemnity agreement, in form and substance reasonably acceptable to Buyer, against any claim that may be made against Buyer or the Surviving Company with respect to the Certificate alleged to have been lost, stolen or destroyed.

            (d) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

            (e) To the fullest extent permitted by applicable Law, neither Buyer nor the Company shall be liable to any former holder of Company Capital Stock for any of the Per Share Merger Consideration or Series B Preferred Stock Price, as applicable, which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

      2.10 No Further Ownership Rights in Company Capital Stock. All cash delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

      2.11 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), shall take place at 10:00 a.m. California time at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660-6429 (or at such other location as the Parties may agree), on a date to be specified by the Parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article IX, unless another time, date or place is agreed to by the Parties. The date and time of the Closing are referred to as the "Closing Date."

                                  ARTICLE III.

                        CERTAIN PAYMENTS AND ADJUSTMENTS

      3.1 Payment of Indebtedness. Buyer shall deliver payment in respect of any Indebtedness of the Company as of the Closing Date, as set forth in payoff letters executed and delivered by the holders of such Indebtedness or obligations, to Buyer and the Company at least two (2) Business Days prior to the Closing, in form and substance reasonably satisfactory to Buyer.

      3.2 Working Capital Adjustment.

            (a) At least five (5) business days prior to the Closing Date, the Company shall deliver to Buyer an estimated balance sheet as of July 31, 2005 and a good faith written estimate of the Net Working Capital Amount as of July 31, 2005. The Company and Buyer shall discuss such draft reports in advance of the Closing and the Company shall consider in good faith revising such draft reports to reflect Buyer's reasonable comments. The estimated balance sheet as of July 31, 2005, in the form mutually agreed to by Buyer and the Company prior to the Closing is referred to herein as the "Estimated Balance Sheet". The estimate of the Net Working Capital Amount as of July 31, 2005, in the form mutually agreed to by Buyer and the Company prior to the Closing is referred to herein as the "Estimated Net Working Capital Amount". It is a mutual condition to Closing that Buyer and the Company mutually agree on the Estimated Net Working Capital Amount unless either Buyer or the Company shall elect for the Escrow Amount to be increased by the difference between Buyer's reasonable good faith estimate of the Net Working Capital Amount as of July 31, 2005 and the Company's reasonable good faith estimate of the Net Working Capital Amount as of July 31, 2005. Buyer and the Stockholders' Representatives shall cooperate in good faith to resolve any such disagreement as soon as practicable, with the agreed upon portion of such increased Escrow Amount to be released from escrow upon a joint written instruction of Buyer and the Stockholders' Representatives to that effect to the Escrow Agent.

            (b) Within forty five (45) days after the Closing Date, the Buyer will prepare and deliver to the Stockholders' Representatives a balance sheet of the Company as of the opening of business on July 31, 2005 (the "Closing Balance Sheet"), including a calculation of the Net Working Capital Amount as of July 31, 2005 (the "Closing Net Working Capital Amount").

            (c) The Stockholders' Representatives shall have a period commencing upon delivery of the Closing Balance Sheet by Buyer and expiring twenty (20) days after such delivery date to review the Closing Balance Sheet. In the event the Stockholders' Representatives dispute the determination of the Closing Net Working Capital Amount, the Stockholders' Representatives shall, within twenty
(20) days after delivery of the Closing Balance Sheet, deliver a notice to Buyer (the "Adjustment Dispute Notice"), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Stockholders' Representatives fail to deliver an Adjustment Dispute Notice to Buyer within twenty (20) days after Buyer's delivery of the Closing Balance Sheet, then the Equityholders shall be bound by the calculation of the Closing Net Working Capital Amount that accompanied the Closing Balance Sheet prepared by the Buyer, and the Closing Net Working Capital Amount shall be deemed to be the Final Net Working Capital Amount, and any required payments shall be made pursuant to Section 3.2(d) below based on such Final Net Working Capital Amount. If the Stockholders' Representatives deliver the Adjustment Dispute Notice within such twenty (20) day period, then Buyer and the Stockholders' Representatives will use reasonable efforts to resolve any such dispute within thirty (30) days after receipt by Buyer of the Adjustment Dispute Notice. If Buyer and the Stockholders' Representatives fail to resolve any such dispute within thirty (30) days after receipt by Buyer of the Adjustment Dispute Notice, they shall submit the dispute to Ernst & Young LLP (the "Independent Auditors") to review the Closing Net Working Capital Amount, set forth on the Closing Balance Sheet. Buyer and the Stockholders' Representatives shall make available to the Independent Auditors all work papers and all other information and material in their possession relating to the matters in the Adjustment Dispute Notice. The Independent Auditors shall be instructed to use its commercially reasonable efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Independent Auditors. The Parties hereby expressly agree that the determination of the Independent Auditors shall be final and binding on the parties (absent fraud or manifest bad faith by the Independent Auditors). The Closing Net Working Capital Amount on the Closing Balance Sheet as determined by the Buyer (if not disputed), or as modified (if at all) by agreement of the Buyer and the Stockholders' Representatives or by decision of the Independent Auditors, shall be the "Final Net Working Capital Amount". Each Party shall bear its own expenses and the fees and expenses of its own representatives and experts, including any separate independent auditor it may engage, in connection with the preparation, review, dispute (if any) and final determination of the Final Net Working Capital Amount. The costs, expenses and fees of the Independent Auditors shall be borne by the Equityholders, on the one hand (to be paid by joint instruction from the Stockholders' Representatives and Buyer to the Escrow Agent for release of such sums from the Escrow Account), and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Party bears to the amount actually contested by such Party. By way of illustration, if Buyer claims before the Independent Auditors that the Final Net Working Capital Amount is $1,000,000, and the Stockholders' Representatives claims before the Independent Auditors that the Final Net Working Capital is $1,500,000, and if the Independent Auditors ultimately resolve the dispute by awarding Buyer $300,000 of the $500,000 difference, then the fees, costs and expenses of the Independent Auditors shall be allocated 60% (i.e., 300,000 / 500,000) to the Equityholders and 40% (i.e., 200,000 / 500,000) to Buyer.

            (d) Adjustment Payment.

                  (i) If the Final Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, then Buyer shall pay to each Equityholder an amount equal to the product of (x) the difference between the Final Net Working Capital Amount minus the Estimated Net Working Capital Amount, multiplied by (y) such Equityholder's Applicable Ownership Percentage (such amount to be referred to as an "Allocated Excess Amount"). Each such Equityholder's Allocated Excess Amount shall be payable to such Equityholder in cash. Any payment to be made by Buyer to each such Equityholder pursuant to this Section 3.2(d)(i) shall be made by wire transfer or delivery of other immediately available funds to an account designated in writing by such Equityholder, within five (5) Business Days after the determination of the Final Net Working Capital Amount.

                  (ii) If the Final Net Working Capital Amount is less than the Estimated Net Working Capital Amount, then Buyer and Stockholders' Representatives shall, within five (5) Business Days after the determination of the Final Net Working Capital Amount, deliver joint instructions to the Escrow Agent to release to Buyer from the Escrow Amount an amount equal to the excess of the Estimated Net Working Capital Amount over the Final Net Working Capital Amount. Any such amount released shall be deemed to be recovered from the Escrow Amount in accordance with each Equityholder's and Management Bonus Recipient's Applicable Escrow Ownership Percentage.

      3.3 Deposit of Escrow Amount. At the Closing, Buyer shall deposit the aggregate Per Share Escrow Amount withheld by Buyer pursuant to Section 2.7(d) plus the Management Bonus Amount (aggregating to the Escrow Amount) into escrow with the Escrow Agent as a fund for payment of indemnification claims, if any, made by Buyer pursuant to this Agreement, which fund shall be subject to the terms and conditions of the Escrow Agreement. To the extent not used for such purposes, such funds shall be released for payment of the Management Bonus Amount to the Management Bonus Recipients (on a pro rata basis based on their initial percentage interest in the Management Bonus Amount and after payment to the Company, from the Management Bonus Amount portion of the Escrow Amount, of any required withholding amounts with respect to such Management Bonus Amount) and to the Equityholders in accordance with their respective interests, all as provided in the Escrow Agreement.

                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

      The Schedules to this Article IV are arranged in sections and paragraphs corresponding to the numbered and lettered paragraphs contained in Article IV, and each disclosure in such Schedules reference the specific section number of
Article IV to which such disclosure applies, provided that disclosure in one section of Article IV may be deemed to qualify another section of Article IV if it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure would be expected to apply to such other section. The Company represents and warrants to Buyer and Merger Sub, as of the date of this Agreement and as of the Closing, that:

      4.1 Due Organization, Good Standing and Corporate Power; Copies of Organizational Documents.

            (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and the Subsidiaries has the corporate power and authority to own and lease its properties, to carry on the business presently conducted by it and to perform the terms of this Agreement and the transactions contemplated hereby. The Company and each of the Subsidiaries is duly qualified to conduct business and is in good standing under the laws of its respective jurisdiction where such qualification is required, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. The jurisdictions in which the Company and each of the Subsidiaries are qualified is listed on
Schedule 4.1. Schedule 4.1 also sets forth a list of all of the direct and indirect Subsidiaries of the Company, including their respective jurisdiction of organization. All of the Subsidiaries are directly or indirectly wholly owned by the Company. Except as set forth on Schedule 4.1, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person other than the Subsidiaries.

            (b) The Company has previously delivered to Buyer a true and correct copy of the third amended and restated certificate of incorporation and the bylaws of the Company, each as amended to date (the "Company Charter Documents"), as well as, except as set forth on Schedule 4.1(b), a true and correct copy of the minute books and stock books of the Company and each of its Subsidiaries, from the inception of the Company or such Subsidiary, as applicable, containing all proceedings, consents, actions and meetings of stockholders and the board of directors of each such entity. The Company is not in violation of any of the provisions of the Company Charter Documents. The Company has previously delivered or made available to Buyer a true and correct copy of each Subsidiary's charter and bylaws or equivalent organizational documents, each as amended to date and in effect as of the date hereof.

      4.2 Capitalization.

            (a) The authorized capital stock of the Company on the date hereof consists of (i) 44,000,000 shares of Company Common Stock, $0.001 par value per share, 10,864,581 of which are issued and outstanding, and (ii) 19,666,588 shares of preferred stock, par value $0.001 per share, of which (A) 4,233,128 shares have been designated Series A Preferred Stock, 3,742,330 of which are issued and outstanding, (B) 1,933,460 shares have been designated Series B Preferred Stock, 1,733,460 of which are issued and outstanding and (C) 13,500,000 shares have been designated Series C Preferred Stock, 13,027,619 of which are issued and outstanding. Schedule 4.2(a) sets forth a list of the owners of record of all of the issued and outstanding shares of Company Preferred Stock and Company Common Stock and, in the case of the Company Series A and Series C Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible after giving effect to all anti-dilution adjustments required to be made in accordance with the Company Charter Documents and any outstanding contractual obligations binding on the Company, in each case unless otherwise waived. No dividends have been declared or accrued on any of the shares of Company Capital Stock.

            (b) Except as set forth on Schedule 4.2(b), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter.

            (c) Except as set forth on Schedule 4.2(c), there are no outstanding obligations or rights of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

            (d) All of the issued and outstanding shares of the Company Capital Stock have been duly authorized and validly issued in accordance with applicable laws, are fully paid and non-assessable and, except as set forth on Schedule 4.2(d), no preemptive rights exist with respect to the equity issuances of the Company.

            (e) Schedule 4.2(e) contains a list which is complete and accurate in all respects as of the date hereof, of each outstanding Stock Option, Common Stock Warrant, Preferred Stock Warrant or other stock based award to purchase or acquire shares of Company Capital Stock, including whether or not the grant was made under the Stock Option Plans, the holder, date of grant, exercise price, type of option, whether the option contains an associated stock appreciation right, vesting and acceleration provisions and numbers of shares subject thereto. Except as set forth on Schedule 4.2(e), the Company has not granted any options, warrants or other rights which are currently outstanding as of the date hereof, or entered into any currently effective agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company or any Subsidiary, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company or any Subsidiary. Except as set forth above or on Schedule 4.2(e), no shares of capital stock of the Company are reserved for any purpose.

      4.3 Stockholder Approval; Authorization; No Breach.

            (a) The affirmative vote of the holders of at least (i) a majority of the outstanding shares of the Company Common Stock and (ii) a majority of the total number of shares of Company Preferred Stock outstanding, voting as a class, are the only stockholder votes required for approval of the Merger and the other transactions contemplated by this Agreement, in accordance with the provisions of the Company Charter Documents, the DGCL and any other applicable Legal Requirements (the "Required Stockholder Approval"). The Required Stockholder Approval has been obtained by the Company as of the date hereof.

            (b) The Companies have the power and authority to execute and deliver each of the Transaction Documents to which any of them is a party, to consummate the transactions contemplated thereby and to perform their obligations under the Transaction Documents. The execution, delivery and performance by the Companies of the Transaction Documents and any other agreements contemplated thereby and the consummation by the Companies of the transactions contemplated thereby have been duly authorized by all necessary actions by the Companies. The Transaction Documents have been duly executed and delivered by the Companies and constitute valid and legally binding obligations of the Companies, enforceable against the Companies in accordance with the terms thereof except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. Upon execution and delivery of such documents, all Transaction Documents to which any of the Companies is a party will be duly executed and delivered and, assuming the due and valid authorization, execution and delivery of each other party to such Transaction Documents, each Transaction Document to which any of the Companies is a party constitutes a valid and binding obligation of such entity and is enforceable against such entity in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

            (c) Except as set forth on Schedule 4.3(c), the execution, delivery and performance by the Companies of the Transaction Documents to which any of them is a party do not and will not (i) violate or require any notice under any Legal Requirement to which the Companies or any of their assets is subject, or their organizational documents, (ii) conflict with, result in a breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which any of the Companies are a party or by which any of the Companies are bound or to which any of the assets of any of the Companies are subject, (iii) result in the creation of any Lien on any assets of any of the Companies, or (iv) require any authorization, consent or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity.

      4.4 Financial Statements.

            (a) Attached hereto as Exhibit F are true, correct and complete copies of the following financial statements for the Company (collectively, the "Financial Statements"):

                  (i) the audited consolidated balance sheet and related consolidated statements of income, earnings and cash flows of the Company for the fiscal years ended December 31, 2002, 2003 and 2004; and

                  (ii) the unaudited consolidated balance sheet and the related consolidated statements of income, earnings and cash flows of the Company for the five months ended May 31, 2005.

            (b) Each Financial Statement (including any notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents the financial condition of the Companies, as of such dates and the results of operations of the Companies for the periods specified; provided, that the Financial Statements described in clause (ii) above are subject to the absence of footnotes and other presentation items.

            (c) None of the Companies has any Liability except for (i) Liabilities set forth or provided for in the Latest Balance Sheet, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) Liabilities not required under GAAP (applied on a consistent basis with that of the preceding accounting periods) to be reported on the Latest Balance Sheet, (iv) Liabilities for banking, legal and tax advisory and accounting fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement,
(v) Liabilities for banking, legal and tax advisory and accounting fees and expenses incurred by the Company in connection with its previously anticipated initial public offering and (vi) the Management Bonus Amount. As of the date hereof, there is no Indebtedness other than Indebtedness that would be included in full in the Current Liabilities if such Indebtedness was outstanding on July 31, 2005.

            (d) The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Companies. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:
(i) the Companies' transactions are executed in accordance with management's general or specific authorization; (ii) the Companies' transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to the Companies' assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for the Companies' assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

      4.5 Events Subsequent to the Latest Balance Sheet. Since the date of the Latest Balance Sheet through the date of this Agreement:

            (a) there has been no event or occurrence that has had a Material Adverse Effect; and

            (b) other than as set forth on Schedule 4.5(b) and except as expressly contemplated by this Agreement, none of the Companies has:

                  (i) incurred any Indebtedness, made any loans or advance to any Person, or incurred or become subject to any Liabilities (other than Liabilities incurred in the ordinary course of business consistent with past practice, Liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

                  (ii) mortgaged, pledged, subjected to any Lien (other than Permitted Liens) or sold any of their material assets;

                  (iii) cancelled or waived any claims or rights of value or sold, assigned, transferred, leased or licensed any material asset or material portion of their assets, except in the ordinary course of business (an asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $75,000 shall for purposes of this clause be considered material);

                  (iv) sold, assigned, transferred, leased or licensed, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any rights with respect thereto;

                  (v) suffered any loss or substantial interruption in use (whether or not covered by insurance) to their properties or assets in excess of $50,000, or waived any rights of value;

                  (vi) issued, sold or transferred any of their capital stock or other equity securities, securities convertible into or exchangeable for their capital stock or other equity securities or warrants, options or other rights to acquire their capital stock or other equity securities, or any bonds or debt securities;

                  (vii) made any capital expenditures or commitments therefore in an aggregate amount greater than $25,000;

                  (viii) declared, set aside or made any payment or distribution of cash or other property to stockholders with respect to their capital stock, or purchased, redeemed or acquired any shares of their capital stock;

                  (ix) granted any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit sharing, deferred compensation, retirement payment or other plan, arrangement, contract or commitment;

                  (x) made any changes in any employee compensation or benefits, or in any severance or termination agreement, commitment or transaction, other than routine salary increases in the ordinary course of business consistent with past practices for employees whose annual compensation is less than $100,000;

                  (xi) adopted, amended, modified, or terminated any Employee Benefit Plan or any incentive compensation, severance, termination, retention, change in control or similar arrangement or employment contract;

                  (xii) hired any new employees at an annual compensation rate in excess of $100,000 or terminated any such personnel having an annual salary rate of compensation in excess of $100,000;

                  (xiii) sold, leased or transferred any interest in any of their assets to, or entered into any agreement with, any of their officers, managers or directors or any Affiliate of any of the Companies;

                  (xiv) amended any of the Companies' organizational documents;

                  (xv) changed any of their accounting principles or practices from those set forth in or reflected by the Financial Statements;

                  (xvi) entered into any Material Contract, or amended, terminated or otherwise modified any Material Contract, or received any notice of termination of any Material Contract;

                  (xvii) entered into any agreement or arrangement with any of their officers, directors, managers, employees, stockholders, members or their Affiliates;

                  (xviii) agreed, whether orally or in writing, to do any of the foregoing.

      4.6 Title to Assets. The Companies have good and marketable title to, or a valid leasehold interest in, the personal property used in the conduct of the Business, reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens (except Permitted Liens), except assets disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet. The personal property owned or used by the Companies is free from material defects, is in good operating condition and repair so as to permit the operation of the Business as presently conducted, and is suitable for the purposes for which it is presently used. Except as set forth in Schedule 4.6, no personal property used by the Companies in connection with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of any of the Companies.

      4.7 Compliance With Laws.

            (a) Each of the Companies have complied and are in compliance with all applicable Legal Requirements, and during the five (5) year period prior to the Closing Date, none of the Companies has received any written notice of any asserted failure to comply with any Legal Requirement. None of the Companies nor any director or officer of any of the Companies has received any written claim, demand, notice, complaint, court order or administrative order from any Government Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws is being or may be revoked or suspended.

            (b) To the Company's knowledge, to date, no resident of the United States or Australia has engaged in internet gambling activities on internet gambling systems provided, licensed or maintained by the Company. The Company has taken reasonable steps to assure that residents of the United States and residents of Australia do not engage in internet gambling on internet gambling systems provided, licensed or maintained by the Company.

      4.8 Tax Matters. Except as set forth on Schedule 4.8: (i) the Companies have timely filed or will file all required Tax Returns and all such Tax Returns were true, correct and complete; (ii) all Taxes shown as owing by the Companies on all such Tax Returns have been fully paid or properly accrued; (iii) the provision for Taxes on the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes, whether or not due and payable and whether or not disputed, of the Companies as of the date thereof; (iv) none of the Companies has incurred or become subject to any material Tax, either individually or in the aggregate, since the date of the Latest Balance Sheet except for Taxes incurred in the ordinary course of business consistent with past practices; (v) no deficiency or proposed adjustment which has not been paid or resolved has been asserted or assessed by any taxing authority against the Companies; (vi) none of the Companies has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (vii) there are no ongoing or pending Tax audits by any taxing authority against the Companies, nor is there any litigation pending or proposed with respect to any Tax liability relating to the Companies, and none of the Companies has been notified by any taxing authority that any Tax Return will be examined; (viii) there are no Liens (other than Permitted Liens) for Taxes upon the assets, properties, earnings or business of the Companies; (ix) none of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) in connection with the Merger; (x) none of the Companies is a party to or bound by any Tax allocation or sharing agreement; (xi) none of the Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xii) none of the Companies currently is the beneficiary of any extension of time within which to pay any Tax or to file any Tax Return; (xiii) the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (xiv) no property of the Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code;
(xv) none of the Companies is a party to any lease made pursuant to former
Section 168(f)(8) of the Internal Revenue Code of 1954; (xvi) the Companies have disclosed on their consolidated federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; (xvii) none of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (xviii) none of the Companies will be required to include in income during a taxable period that ends after the Closing Date any income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed method of accounting or otherwise; (xix) none of the Companies has engaged in a "reportable transaction," as set forth in Treas. Reg. Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a "listed transaction," as set forth in Treas. Reg. Section 1.6011-4(b)(2); (xx) none of the Companies has, within the immediately preceding two years, been a "distributing corporation" or a "controlled corporation" in a transaction subject to Code Section 355(e);
(xxi) the Companies are duly registered for the purposes of any applicable VAT and have complied with all statutory provisions, regulations, orders and directions in respect of VAT, and (xxii) no power of attorney has been granted by the Companies with respect to any matter relating to Taxes which is currently in force. The Companies have delivered or made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies since December 31, 2001.

      4.9 Environmental Matters.

            (a) The Companies have been in the past and currently are in compliance, in all material respects, with all applicable Environmental Laws. For purposes of this Section 4.9, the term "Companies" shall include the Companies and any predecessors of the Companies. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would constitute or result in a violation by any of the Companies of, or a failure on any of their parts to comply with in any material respect, any applicable Environmental Law or (B) would give rise to any obligation on the part of any of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) The Companies possess and are in material compliance with, and have at all times in the past possessed and been in material compliance with, all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct the Business.

            (c) The Companies' operations have not resulted in any Release of Hazardous Substances, and no Hazardous Substances are present at levels requiring investigation or remediation in, on, under or about (i) any real property currently or in the past owned, leased or operated by the Companies, or
(ii) any other property with respect to which the Companies have disposed or arranged for the disposal of waste thereon.

            (d) The Companies have not manufactured, generated, used, transported, stored, treated or disposed of or arranged for the disposal of Hazardous Substances in violation of any Environmental Laws.

            (e) The Companies do not own or operate, and have not owned or operated, any underground storage tanks and no underground tanks are located in, at, on or under property now owned, leased or operated by the Companies, and, to the knowledge of the Companies, no underground storage tanks have been located in, at, on or under property formerly owned, leased or operated by the Companies.

            (f) The Companies do not manufacture, sell or distribute, and have not manufactured, sold or distributed in the past, materials or products containing asbestos.

            (g) The Companies have delivered or made available to Buyer true and complete copies of all (A) notices received by any of the Companies concerning any environmental investigation or violation or alleged violation of any Environmental Law and (B) environmental reports, information and studies performed by or on behalf of, or otherwise within the possession or control, of any of the Companies with respect to past or present environmental conditions or compliance with Environmental Laws at any property presently or formerly owned, leased or operated by any of the Companies.

            (h) None of the Companies nor any of the Companies' present or formerly owned, leased or operated properties or operations are the subject of any proceeding, settlement, or contract relating to Environmental Laws or Hazardous Substances, nor has any investigation been commenced or, to the knowledge of the Companies, is any proceeding threatened against the Companies alleging any violation or liability under Environmental Laws and no notice has been received by any of the Companies alleging any violation of or liability under any Environmental Laws, or requiring or seeking to impose upon any of the Companies, any property presently or formerly owned, leased or operated by any of the Companies, or any operation of any of the Companies, any investigatory or remedial action or obligation under any Environmental Law.

      4.10 Intellectual Property.

            (a) Except as set forth in Schedule 4.10(a), the Companies are the exclusive owners of all right, title and interest in and to (free and clear of all Liens), or otherwise possess legally enforceable rights to use, all Intellectual Property (registered and unregistered) used by the Companies in connection with the Business.

            (b) Schedule 4.10(b) sets forth a true and complete list of all Intellectual Property owned by, or exclusively licensed to, the Companies that is used in connection with the Business. Each item of registered Intellectual Property owned by the Companies is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with any registered Intellectual Property owned by the Companies have been paid and all necessary documents and certificates in connection with such registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such registered Intellectual Property. There are no actions that are required to be taken by any of the Companies within one hundred eighty (180) days of the date hereof with respect to the registered Intellectual Property owned by the Companies.

            (c) Schedule 4.10(c)(i) identifies each license or sublicense pursuant to which third party Intellectual Property is licensed to any of the Companies, excluding licenses for off-the-shelf software licensed for an aggregate fee of less than $10,000 per year. The Companies have delivered or made available to Buyer correct and complete copies of all such licenses and sublicenses, except for licenses for such off-the-shelf software. Each such license and sublicense is a legal, valid and binding obligation of the Companies and of each other party to such license or sublicense, and is enforceable against the Companies, and against each such other party, in accordance with its terms. None of the Companies, nor to the Company's knowledge, any other party to any such license or sublicense, is in default or breach or has failed to perform any obligation under such license or sublicense, and there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both). Except as set forth in Schedule 4.10(c)(ii), none of the Companies have licensed to or sublicensed for use by, any third party any Intellectual Property owned by or licensed to any of the Companies.

            (d) To the Company's knowledge, no Person is engaging in any activity that infringes upon or misappropriates any Intellectual Property owned or exclusively licensed by any of the Companies. None of the Companies has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property owned or exclusively licensed to any of the Companies.

            (e) Except as set forth in Schedule 4.10(e), none of the Companies has received any threat, demand or notice of claim from any Person asserting that the operation of the Business or use of any of the Intellectual Property or the registration thereof by the Companies constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other Person, and none of the Companies is a party to any Action or order restricting in any manner the use, transfer, or licensing by the Companies of any Intellectual Property, or which affects the validity, use or enforceability of such Intellectual Property by the Companies.

            (f) To the extent that any Intellectual Property has been developed or created by an employee, independent contractor or other third party, the Companies have entered into a written assignment agreement with such employee, independent contractor or third party irrevocably granting exclusive ownership of all rights in and to such Intellectual Property to the Company or applicable Subsidiary.

            (g) Surviving Company's use of the Company's Intellectual Property in connection with the operation of the Business in substantially the same manner as it had been conducted during the last fiscal year and immediately prior to the date hereof by the Company, will not infringe any third party rights, including, without limitation, proprietary rights, intellectual property rights, moral rights and privacy rights; provided, however, that the foregoing statement as it relates to patents and trademarks is only made to the extent of the Company's knowledge. Schedule 4.10(g) identifies all agreements pursuant to which any of the Companies have assumed any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability to a third party with respect to the infringement or misappropriation of any intellectual property right.

            (h) Except as set forth on Schedule 4.10(h), the Companies have complied with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all customer, player, vendor and supplier data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals and no data sharing agreement, confidentiality agreement or non-disclosure agreement of any of the Companies prohibits the transfer of customer, player, vendor or supplier data consisting of personally identifiable information to Buyer. No privacy policy of any of the Companies prohibits the transfer of customer, player, vendor or supplier data consisting of personally identifiable information to Buyer or the further disclosure of such data by Buyer.

            (i) The Companies have taken all steps consistent with industry standards to protect and preserve the confidentiality of all of the Companies' confidential information. The Companies have and enforce a policy requiring each employee and consultant of the Companies to execute a proprietary rights and confidentiality agreement regarding the applicable Companies' confidential information and proprietary rights, substantially in the form provided to Buyer, and all current and former employees and consultants of the Companies have executed such an agreement.

            (j) Except as set forth in Schedule 4.10(j)(i), the consummation of the transactions contemplated hereby will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any contracts, licenses or agreements relating to Intellectual Property owned or licensed by any of the Companies. Immediately following the Closing, the Surviving Company will be permitted to exercise all of the rights of the Company under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated hereby not occurred and without the payment of any additional amounts or consideration other than ongoing fees or payments which the Company would otherwise be required to pay. Except as set forth in Schedule 4.10(j)(ii), none of the Companies is a party to any non-competition or other similar restrictive agreement or arrangement relating to any portion of the Business or service which is part of the Business anywhere in the world. Except as set forth on Schedule 4.10(j)(ii), there has not been any required change in pricing or other terms under any of the contracts set forth on Schedule 4.10(j)(ii) as a result of application of the "most favored nations" provisions in any of the contracts.

      4.11 Real Estate.

            (a) None of the Companies owns, or since their respective inception has owned, any real property.

            (b) Schedule 4.11 lists all real property that any of the Companies leases, subleases or licenses from any other Person (the "Leased Real Property"). Except as set forth on Schedule 4.11, with respect to each lease, sublease and license listed on Schedule 4.11, (i) the lease, sublease or license is in full force and effect, and will remain so immediately following the Closing, and is the legal, valid, binding, and enforceable obligation of the Companies, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity), (ii) there is no, and none of the Companies has received notice of any, default by any of the Companies, (iii) to the knowledge of the Company, the other parties to each such lease, sublease and license are not in violation or default thereunder, and (iv) the Companies have provided or made available to the Buyer a true, correct and complete copy of each such lease, sublease and license.

            (c) There are no pending, contemplated or threatened condemnation or eminent domain proceedings against all or any portion of the Leased Real Property. There are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) any planned improvements which may result in any assessment against the Leased Real Property. None of the Companies has received any written notice of any violation of any zoning, entitlement, building or other land use regulations or of any covenants, conditions, restrictions, or easements related to the Leased Real Property.

            (d) All improvements located upon the Leased Real Property are in good condition and repair such that they may be used and operated as would be reasonably contemplated in the conduct of the Business and no material deferred maintenance conditions exist with respect to such improvements.

            (e) The Companies have no existing or contingent liabilities in respect of any leased real property previously occupied by it or in which it owned or held any interest or in connection with which it acted as guarantee.

      4.12 Litigation. Except as set forth on Schedule 4.12, none of the Companies is involved in any pending proceeding, hearing, investigation, inquiry, claim, action, suit, arbitration, governmental investigation or other legal or administrative proceeding (each, an "Action") and, to the knowledge of the Company, no such Action is threatened against or involving any of the Companies, or any of their respective assets, at law or in equity, or before or by any court, arbitrator or Government Entity. None of the Companies is operating under, or subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity. No property or assets of any of the Companies has been taken or expropriated by any federal, state, municipal or other Government Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor, to the Company's knowledge, is there any intent or proposal by any Government Entity to give any such notice or commence any such proceeding.

      4.13 Employee Benefits. Schedule 4.13 lists each Employee Benefit Plan.

            (a) Each Employee Benefit Plan has been maintained and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with all applicable Legal Requirements, including without limitation ERISA and the Code. The reserves reflected in the Financial Statements for the Liabilities of the Companies under all Employee Benefit Plans were determined in accordance with GAAP. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued. None of the Companies has any Liabilities under any Employee Benefit Plan or arising out of any action or inaction by any fiduciary (as defined in Section 3(21) of ERISA) or in connection with any Employee Benefit Plan other than for the payment of benefits pursuant to the terms of the applicable Employee Benefit Plan.

            (b) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is so qualified and has received a currently effective favorable determination letter from the Internal Revenue Service to the effect that each such Employee Benefit Plan and each such trust is qualified as to form with respect to all requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired as of the Closing Date, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of each Employee Benefit Plan.

            (c) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a "multiemployer plan" as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of
Section 412 of the Code or Section 302 of ERISA, (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code, or (6) except as set forth on Schedule 4.13(c), a plan that covered or provided benefits to any person employed outside of the United States (or a beneficiary of any such person). No Employee Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee's retirement or other termination of employment with the Company and its Subsidiaries other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or analogous state law, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan that constitutes an "employee welfare benefit plan" within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 4.15.

            (d) With respect to each Employee Benefit Plan, except as set forth on Schedule 4.13(d), the Companies have delivered or made available to Buyer correct and complete copies of (to the extent applicable): (i) each Employee Benefit Plan document (including any amendments and any related trust documents) which implements each such Employee Benefit Plan, (ii) a written description of any Employee Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Government Entity received in the last three years, (viii) all discrimination tests for the most recent three plan years, and (ix) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

            (e) There are no pending, anticipated or threatened claims by or on behalf of any Employee Benefit Plan, any employee or beneficiary covered under any Employee Benefit

Plan, any Government Entity, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

            (f) There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA or any breach of fiduciary duty under Article IV of ERISA with respect to any Employee Benefit Plan for which any of the Companies has any Liability. No event or condition exists which could subject any of the Companies to a civil penalty under Section 502(j) of ERISA or any excise tax related to the Employee Benefit Plans (including, without limitation, any taxes under Sections 4975, 4976, or 4980B of the Code) or the loss of a federal tax deduction.

            (g) Other than with respect to amounts payable pursuant to Sections 2.7, 3.2(d), 6.7, 6.8 or 8.3 of this Agreement, Schedule 4.13(g) sets forth a list of amounts which will be required to be paid or payable to or with respect to any employee or other service provider of the Company or any of its Subsidiaries following or as a result of the completion of the transactions contemplated hereby, including under any management bonus or change of control agreements. Except as set forth on Schedule 4.13(g) or as provided in Section 6.7, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (3) trigger any obligation to fund any Employee Benefit Plan.

            (h) Schedule 4.13(h) sets forth a list of all persons who are current qualified beneficiaries (as defined in Section 4980B of the Code) as of the date hereof.

            (i) The Companies have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

            (j) Each Employee Benefit Plan that constitutes a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and Internal Revenue Service Notice 2005-1. No such nonqualified deferred compensation plan has been materially modified (as determined under Notice 2005-1) after October 3, 2004.

      4.14 Insurance.

            (a) Schedule 4.14 contains a true and complete list and description of all policies of liability, fire, property, workers compensation, environmental, directors and officers liability insurance and other forms of insurance currently in-force that insure the business, operations, or affairs of the Companies, or affect or relate to the ownership, use, or operation of any assets of the Companies and that have been issued to any of the Companies (including without limitation the names and addresses of the insurers, the annual premium and the expiration dates thereof) (the "Insurance Policies"). The Companies are insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. All Insurance Policies and bonds are in full force and effect, are valid, outstanding and enforceable, and will remain so immediately after the Closing. None of the Companies is in default under any Insurance Policy or bond, and no written notice of cancellation of any Insurance Policy or bond has been received by any of the Companies. All premiums due and payable prior to the date hereof with respect to the Insurance Policies have been paid. None of the Companies has received any notice or other indication from any insurer or agent of any intent to cancel or not renew any of the Insurance Policies. The Companies have timely filed claims with their insurers with respect to all matters and occurrences for which any of the Companies believes it has coverage. There are no outstanding requirements or recommendations by any insurance company that issued a policy or by any fire department or similar organization requiring or recommending any action which has not been taken. None of the Companies has been refused any insurance with respect to its assets or operations, and their coverage has not been limited by any insurance carrier with which they have carried insurance.

            (b) No Insurance Policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such Insurance Policy (including, without limitation, change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.

      4.15 Contracts.

            (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.15(a), none of the Companies is a party to or bound by any written or oral contract or agreement:

                  (i) that involves the performance of services or delivery of goods or materials by any of the Companies resulting or potentially resulting in annual revenue to any of the Companies in excess of $75,000;

                  (ii) that involves the performance of services for or delivery of goods or materials to any of the Companies resulting or potentially resulting in annual expenses to any of the Companies in excess of $75,000;

                  (iii) that is a pension, profit sharing, stock option, bonus, employee stock purchase, deferred compensation, hospitalization, insurance or other plan or arrangement providing benefits to their current or former directors, managers, officers, employees, agents, consultants or such Person's dependents, beneficiaries or heirs, or any other employee benefit plan, arrangement or practice, whether formal or informal;

                  (iv) that is for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis, including, without limitation, providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

                  (v) that is an agreement, guaranty or indenture relating to borrowed money or other Indebtedness or the mortgaging or pledging of any asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $75,000;

                  (vi) that is an extension of credit by any of the Companies, except for trade accounts receivable in the ordinary course of business consistent with past practice;

                  (vii) that restricts or purports to restrict in any respect (including, without limitation, as to manner or place) the ability of any of the Companies to engage in any line of business or compete with any Person;

                  (viii) that restricts or purports to restrict in any respect the right of any of the Companies to sell to or purchase from any other Person;

                  (ix) that is a joint venture, partnership or similar agreement involving a sharing of profits, losses, costs or liabilities by any of the Companies with any other Person;

                  (x) that is a lease, rental or occupancy, license, installment or conditional sale agreement under which any of the Companies is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 or (B) lesser of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Companies;

                  (xi) that are for capital expenditures resulting or potentially resulting in payments by any of the Companies after the date hereof in excess of $25,000 in any individual case or $75,000 in the aggregate;

                  (xii) that is a licensing agreement or other agreement with respect to Intellectual Property, including agreements with any current or former employee, consultant or contractor regarding the appropriation or the non-disclosure of any Intellectual Property;

                  (xiii) that is a collective bargaining agreement and other agreement to or with any labor union, employees' association or other employee representative of a group of employees;

                  (xiv) that is a written product or service warranty, guaranty, or other similar undertaking by any of the Companies;

                  (xv) that is an agreement obligating any of the Companies to pay commissions or any other payment based on Business done or to be done with clients to any Person;

                  (xvi) that would, as a result of the Merger, bind or in any way restrict the business of Buyer (other than restrictions that apply only to the Company or the Subsidiaries and excluding regulatory matters) or provide the counterparty to any such contract or agreement with rights to any of Buyer's or its subsidiaries' assets (other than rights that apply only to the Company or the Subsidiaries); or

                  (xvii) that grants a currently effective power of attorney to any Person.

            (b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 4.15 (the "Material Contracts") are valid, binding and enforceable in accordance with their respective terms with respect to the Companies, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

            (c) Except as set forth on Schedule 4.15(c), (i) none of the Companies has received written notice of a breach of any Material Contract, (ii) to the Company's knowledge, there is no breach, violation, default or cancellation or anticipated breach, violation, default or cancellation by the other parties to any Material Contract, (iii) each of the Companies have performed all of their required obligations under each Material Contract (except with respect to obligations contemplated by the terms of the Material Contract to be performed in the future), and (iv) none of the Companies are in violation or breach of or default under, any Material Contract. The Companies have provided or made available to Buyer a true, correct and complete copy of each written Material Contract and a written description of the material terms of each oral Material Contract.

      4.16 Employees.

            (a) (i) None of the Companies is a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of any of the Companies, (ii) there are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Government Entity during the three-year period prior to the date of this Agreement seeking certification as the collective bargaining representative of any employee of any of the Companies,
(iii) no labor union or organization is engaged in any organizing activity with respect to any employee of any of the Companies, and (iv) during the three-year period prior to the date of this Agreement, there has not been, there is not presently pending or existing, and there is not threatened, any (A) strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of any of the Companies or (B) any unfair labor practice charge against any of the Companies.

            (b) Except as set forth on Schedule 4.16(b), each of the Companies has complied, and are presently in compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees.

            (c) During the three-year period prior to the date of this Agreement, none of the Companies has been a party to any Action in which either the Companies was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

            (d) During the three-year period prior to the date of this Agreement, none of the Companies has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") (or any similar state, local or foreign law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Companies, (ii) a "mass layoff" (as defined in the WARN Act (or any similar state, local or foreign law)) affecting any site of employment or facility of any of the Companies, or (iii) a "Relocation," "Termination," or "Mass Layoff" as defined in California Labor Code Section 1400 et seq.

            (e) Except as set forth on Schedule 4.16(e), none of the Companies is a party to any contract, agreement, or arrangement with any employee of any of the Companies that (i) restricts any of the Companies' right to terminate the employment with respect to any employee without cause or without a specified notice period, or (ii) obligates any of the Companies to pay severance to any employee of any of the Companies upon termination of such employee's employment with any of the Companies or upon a change in control of either the Companies.

            (f) The Company has delivered to Buyer a list containing the name of each person employed or engaged by any of Companies and the annual salary or hourly wage rate of each such employee as in effect as of the date hereof.

            (g) There are no retired employees, officers, managers or directors of any of the Companies, or their dependents, receiving benefits or scheduled to receive benefits from any of the Companies in the future.

      4.17 Affiliate Transactions. Except as set forth on Schedule 4.17, no officer, director, manager, stockholder, member or Affiliate of any of the Companies (x) is a party to any agreement, contract, commitment or transaction with any of the Companies or has any interest in, or has any claim or right against, any property or asset of any of the Companies (other than in either case with respect to any Company Capital Stock or Stock Options held), (y) owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in (other than any ownership interest in any Person whose securities are traded in a public market, constituting less than 1% of such Person's outstanding capital stock), a Person that has (a) had business dealings or a material financial interest in any transaction with any of the Companies (other than with respect to equity or debt financings of the Company) or (b) engaged in a business competing with any of the Companies with respect to any line of the products or services of such entity in any market.

      4.18 Brokerage. None of the Companies has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      4.19 Receivables. The accounts receivable of the Companies are bona fide receivables and represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business. The Company has delivered to Buyer a complete and accurate aging list of all receivables of the Companies as of May 31, 2005.

      4.20 Customers and Suppliers. The Company has no knowledge of (i) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Companies with (y) any single customer or any group of affiliated customers who represented five percent (5%) or more of the revenues of the business of the Companies during the fiscal year ended December 31, 2004, or (z) any single supplier or any group of affiliated suppliers who provided five percent (5%) or more of the requirements of the business of the Companies during the fiscal year ended December 31, 2004, or (ii) any existing condition, state of facts or circumstances that in the reasonable judgment of the Company will cause any of the Companies to terminate their relationships with any customers or suppliers described in clause (i) of this Section 4.20. To the knowledge of the Company, none of the business or prospective business of any of the Companies is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.

      4.21 Permits and Licenses. Schedule 4.21 contains a true and complete list of all licenses, permits, qualifications, certificates, authorizations, approvals, privileges, filings, franchises, registrations and similar consents granted, issued or required by any Government Entity that are necessary for the operation of the Business and employment of the Company's employees (the "Permits"). Schedule 4.21 also sets forth for each Permit the next renewal date and the cost for renewal. All of the Permits are currently effective and valid, and will remain so upon consummation of the transactions contemplated by this Agreement, and they are sufficient to enable the Companies to conduct their business in compliance with all Legal Requirements relating to such Permits. No event has occurred or circumstances exist which would currently or upon notice or lapse of time constitute a default under any of the Permits. There is no threatened suspension, cancellation or invalidation of any Permit.

      4.22 Warranties. Except as set forth on Schedule 4.22, the Companies have not made and do not make any product or service warranties to their customers.

      4.23 Bank Accounts. Schedule 4.23 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which any of the Companies has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. The Termination Fee is maintained by the Company in a segregated account and has not been drawn upon by the Company (whether to fund operations of the Company, reduce or pay its liabilities, make a distribution to the Company's stockholders, or otherwise).

      4.24 Corporate Records. True and complete copies of all documents listed in the Schedules have been provided or made available to Buyer. The minute books of the Companies accurately reflect all significant actions taken by the stockholders or board of directors (or any committee thereof) of the Companies, as applicable. The books of the Companies reflect accurately reflect all issuances and record transfers of the capital stock or membership interests of the Companies, as applicable.

      4.25 Absence of Certain Business Practices. None of the Companies, nor any predecessor of any of the Companies, nor any of their respective directors, managers, officers, agents or, to the knowledge of the Company, employees or any other Person affiliated with or acting for or on behalf of either the Companies or of any predecessor of any of the Companies has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or (b) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could subject the Business or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

      4.26 Royalty Obligations. Except as set forth in Schedule 4.26, none of the Companies is obligated to make any royalty or license payment or other similar type of payment in connection with the provision of its services.

      4.27 No Other Agreements to Sell Assets or Stock of the Companies. None of the Companies nor any of their respective stockholders, officers, directors, managers or Affiliates has any commitment or legal obligation or Liability to any other Person or firm, other than as contemplated by the transactions contemplated hereby, to sell, assign, transfer or effect a sale of any of the Companies' assets (other than products in the ordinary course of business consistent with past practice), to sell or effect a sale of the equity securities of any of the Companies, to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of any of the Companies or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

      4.28 Disclosure. No representation or warranty of the Company in this Agreement and no statement by the Company in the Schedules to this Article IV is a misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                             OF BUYER AND MERGER SUB

      Buyer and Merger Sub hereby represent and warrant to the Company, as of the date of this Agreement and as of the Closing, that:

      5.1 Organization, Power and Authorization.

            (a) Each of Buyer and Merger Sub is a corporation duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation and duly qualified to conduct business where such qualification is required.

            (b) Each of Buyer and Merger Sub has the requisite corporate power and corporate authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its respective obligations pursuant to each of the Transaction Documents to which it is a party. Each of Buyer's and Merger Sub's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Buyer and Merger Sub.

            (c) Merger Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of the Transaction Documents and the other agreements contemplated hereby. Merger Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any contract with any Person, and is not subject to or bound by any contract, agreement, arrangement or understanding that is not contemplated by or in connection with the Transaction Documents and the other agreements contemplated hereby.

      5.2 Binding Effect and Noncontravention.

            (a) This Agreement has been, and upon execution and delivery, the other Transaction Documents to which the Buyer or Merger Sub is a party will be, duly executed and delivered by the Buyer and Merger Sub.

            (b) Each Transaction Document to which Buyer or Merger Sub is a party constitutes a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

            (c) The execution, delivery and performance by each of Buyer and/or Merger Sub of the Transaction Documents to which such entity is a party do not and will not (i) violate or conflict with any Legal Requirement to which Buyer or Merger Sub is subject or its respective charter or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which such entity is a party or by which such entity is bound or to which such entity's assets are subject, (iii) result in the creation of any Lien on any assets of Buyer or Merger Sub, or (iv) require any authorization, consent or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity.

      5.3 Brokerage. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or investment or commercial banker with respect to the transactions contemplated by this Agreement for which any Equityholder could become liable or obligated.

      5.4 No Litigation. Neither Buyer nor Merger Sub is subject to any outstanding injunction, judgment, order or decree, and there is no Action pending or, to Buyer's or Merger

Sub's knowledge, threatened against or involving Buyer or Merger Sub, or its respective properties or businesses.

                                  ARTICLE VI.

                              PRE-CLOSING COVENANTS

      6.1 Conduct of Business Pending Closing.

      From the date hereof until the Closing, the Company shall:

            (a) maintain its existence in good standing;

            (b) conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

            (c) maintain business and accounting records consistent with past practices; and

            (d) use commercially reasonable efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company the goodwill of its suppliers, customers and others having business relations with the Company.

      6.2 Prohibited Actions Pending Closing.

      Unless otherwise provided for herein or otherwise necessary in order to comply with Legal Requirements or the Company's obligations hereunder or approved by Buyer in writing, including, without limitation, by electronic mail (which approval shall not be unreasonably withheld or delayed), from the date hereof until the Closing, the Company shall operate in the ordinary course of business consistent with past practice and it shall not, or permit any Subsidiary to:

            (a) except as set forth in Schedule 6.2 amend or otherwise change the Company Certificate or the bylaws of the Company or the charter documents of any Subsidiary or any stockholder', investor rights or similar agreement;

            (b) issue or sell or authorize for issuance or sale (other than any issuance of Company Capital Stock upon the exercise of any outstanding option or warrant to purchase Company Capital Stock disclosed on Schedule 4.2(e) or upon the conversion of any outstanding Company Preferred Stock disclosed on Schedule 4.2(a), or upon the conversion of any convertible promissory note disclosed on
Schedule 4.2(b), in each case in accordance with the terms of the relevant instrument evidencing such security), or grant any options or restricted stock or make other agreements with respect to, any shares of its capital stock or any other of its securities or modify the terms of existing stock options and warrants to purchase Company Stock or restricted stock grants which have been issued under the Company Stock Plan or otherwise;

            (c) take any action to place or permit the placing of any shares of Company Capital Stock on the AIM Market of London Stock Exchange plc or otherwise seek to engage in a public offering of the Company's securities;

            (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

            (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of shares in connection with the termination of any employee or consultant pursuant to stock option, restricted stock purchase agreements or stock award agreements, each pursuant to the Company Stock Plan;

            (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the financial obligations of any Person, or make any loans or advances;

            (g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or acquire or dispose of any material amount of assets;

            (h) enter into any contract or agreement other than in the ordinary course of business consistent with past practice;

            (i) authorize any capital commitment or capital lease which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000;

            (j) mortgage, pledge or subject to Lien other than Permitted Liens, any of its assets or properties or agree to do so other than in the ordinary course of business consistent with past practice;

            (k) enter into or agree to enter into any employment agreement;

            (l) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of any of the Companies, or establish, adopt, enter into or amend any collective bargaining, Employee Benefit Plan, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee;

            (m) take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

            (n) make any Tax election or settle or compromise any federal, state, local or foreign income material Tax liability;

            (o) use or distribute any portion of the Termination Fee (whether to fund operations of the Company, reduce or pay its liabilities, make a distribution to the Company's stockholders, or otherwise);

            (p) settle or compromise any pending or threatened suit, action or claim (other than claims related to accounts receivable of the Company which were fully reserved in the Latest Balance Sheet) or initiate any litigation against any third party;

            (q) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Latest Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice in amounts not in excess of $50,000;

            (r) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

            (s) announce an intention, commit or agree to do any of the foregoing.

      6.3 Access; Documents; Supplemental Information.

            (a) From and after the date hereof until the Closing, the Company shall afford (i) to the officers, independent certified public accountants, counsel and other representatives of Buyer, upon reasonable notice, reasonable access at all reasonable times to the properties, books and records including tax returns filed and those in preparation of the Company and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company in order that Buyer may have full opportunity to make such investigations as it shall deem necessary of the operations, properties, business, financial condition and prospects of the Company, (ii) to the independent certified public accountants of Buyer, reasonable access at all reasonable times to the work papers and other records of the accountants relating to the Company, and (iii) to Buyer and its representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company as Buyer shall from time to time reasonably require.

            (b) From the date of this Agreement through and including the Closing, each party shall furnish to the others, copies of any written notices, documents, requests, court papers, or other materials received from any Government Entity with respect to the transactions contemplated by this Agreement.

      6.4 No Solicitation.

      The Company shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (a) solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any

Acquisition Proposal other than the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, equity holder, investment banker, attorney, employee, or other advisor or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.4 by the Company. The Company promptly shall advise Buyer of any Acquisition Proposal (including the terms thereof and the identity of the person making the Acquisition Proposal except to the extent the Company is prohibited from doing so by any applicable contractual confidentiality obligations) and inquiries with respect to any Acquisition Proposal and shall keep Buyer informed on a current basis of the status of any discussions regarding an Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the equity securities or assets of the Company. The Company will, and will cause its Affiliates to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Buyer and its representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Buyer and its representatives). The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which such party is a party.

      6.5 Filings; Other Actions; Notification.

            (a) Buyer and the Company shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Gaming Authority with respect to the Merger and the other transactions contemplated by this Agreement (all of the foregoing, collectively "Gaming Approvals"), and to submit promptly any additional information requested by any such Gaming Authority. If Buyer and the Company determine that a filing under the Hart-Scott-Rodino Act is necessary or appropriate, then the parties will cooperate with each other to make such filing as promptly as practicable and Buyer will pay the filing fee in connection with any such Notification and Report Forms to be submitted. Nothing herein shall require Buyer, in connection with the receipt of any regulatory approval, to agree to sell or divest any assets or business or agree to restrict in any way any business conducted by or proposed to be conducted by Buyer, the Surviving Company or any of their respective subsidiaries.

            (b) Each of the Company and Buyer shall (A) give the other party prompt notice of the commencement or threat of commencement of any Actions by or before any Government Entity or Gaming Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Action or threat, and (C) promptly inform the other party of any communication to or from any Government Entity (including any Gaming Authority) regarding the Merger.

            (c) Notwithstanding anything herein to the contrary, Buyer shall not be obligated to take any action which would require the voluntary surrender, forfeiture or other termination by Buyer of a Gaming Approval then held by Buyer or any of its subsidiaries.

            (d) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Companies' operations prior to the effectiveness of the Merger. Prior to the effectiveness of the merger, the Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations.

      6.6 Employee Benefits Matters.

      The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Company 401(k) Retirement Plan, and any other 401(k) Plan maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. A 401(k) Plan means a qualified plan under Code Section 401(a) sponsored and maintained by the Company, which includes a qualified cash or deferred arrangement, as defined in Section 401(k) of the Code. The Company shall provide Buyer with a copy of resolutions duly adopted by the Company's board of directors terminating the 401(k) Plan.

      6.7 Stock Options and Warrants.

            (a) Options. At the Effective Time, each option to purchase shares of Company Common Stock ("Stock Options") theretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company or under any stock option award agreement, including, without limitation, the Company's 2000 Stock Option Plan and related Enterprise Management Incentive Sub-Plan (the "Stock Option Plans"), whether vested or unvested in accordance with its terms (including by reason of the transactions contemplated by this Agreement), shall immediately terminate. Neither the Surviving Company nor Buyer shall assume any such Stock Option and, except for Buyer's cash payment obligation pursuant to the following provisions of this Section 6.7(a), from and after the Effective Time neither the Surviving Company nor Buyer shall otherwise have any obligation with respect to any Stock Option. Each holder of a Stock Option (whether or not exercisable) which remains outstanding immediately prior to the Effective Time and is not otherwise exercised with an exercise price per share of Company Common Stock less than the Per Share Merger Consideration shall be entitled to receive from Buyer an amount in cash equal to the number of shares of Company Common Stock subject to the Stock Option times the difference between (i) the Per Share Merger Consideration and (ii) the per share exercise or purchase price of such Stock Option as of the date hereof, which amount shall be subject to the Per Share Escrow Amount to be withheld (which will be withheld by Buyer from the payment to be made to such holder pursuant to this Section 6.7(a) and deposited with the Escrow Agent by Buyer at the Closing in accordance with Section 3.3)). Payment of the amount determined pursuant to the preceding sentence with respect to each such Stock Option outstanding immediately prior to the Effective Time shall be made to the holder of the Stock Option or such Escrow Agent, as applicable, as soon as reasonably practicable (but in no event later than five business days) after the Effective Time. Buyer and such Escrow Agent shall be entitled to deduct and withhold from any payment contemplated by this Section 6.7(a) such amounts, if any, as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Legal Requirement. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Option in respect of which such deduction and withholding was made. Prior to the Closing Date, Company shall take such actions or cause such actions to be taken as are necessary to cause the transactions contemplated by this Section 6.7(a) to be accomplished.

            (b) Warrants.

                  (i) As soon as practicable following the date of this Agreement, the Company shall adopt such resolutions, obtain such consent, and take such other actions as are required to adjust the terms of all outstanding warrants to purchase shares of Company Common Stock ("Common Stock Warrants") as is necessary to provide: (A) that the holder of each Common Stock Warrant outstanding immediately prior to the Effective Time shall receive in settlement thereof, for each share of Company Common Stock subject to such Common Stock Warrant, an amount in cash from Buyer equal to the Per Share Merger Consideration, minus the per share exercise or purchase price of such Common Stock Warrant as of the date hereof, and subject to the Per Share Escrow Amount to be withheld (which will be withheld by Buyer from the payment to be made to such holder pursuant to this Section 6.7(b)(i) and deposited with the Escrow Agent by Buyer at the Closing in accordance with Section 3.3)); and (B) that, at the Effective Time, all outstanding Common Stock Warrants shall immediately terminate, and there shall be substituted therefor the right to receive cash from Buyer in accordance with the terms of this Section 6.7(b)(i), and neither the Surviving Company nor Buyer shall have any further obligation with respect thereto other than as expressly provided in this Section 6.7(b)(i); provided, however, that all amounts payable pursuant to this
      Section 6.7(b)(i) shall be subject to any required tax withholding. Payment of the amount determined pursuant to this Section 6.7(b)(i) with respect to each Common Stock Warrant outstanding immediately prior to the Effective Time shall be made as soon as reasonably practicable (but in no event later than five business days) after the Effective Time. Buyer and such Escrow Agent shall be entitled to deduct and withhold from any payment contemplated by this Section 6.7(b)(i) such amounts, if any, as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Legal Requirement. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock Warrant in respect of which such deduction and withholding was made.

                  (ii) As soon as practicable following the date of this Agreement, the Company shall adopt such resolutions, obtain such consent, and take such other actions as are required to adjust the terms of all outstanding warrants to purchase shares of Company Preferred Stock ("Preferred Stock Warrants") as is necessary to provide: (A) that the holder of each Preferred Stock Warrant outstanding immediately prior to the Effective Time (to the extent the respective exercise price of such Preferred Stock Warrant is less than the Per Share Merger Consideration (taking into account the conversion to Company Common Stock of the Company Preferred Stock issuable upon the exercise of the Preferred Stock Warrants)) shall receive in settlement thereof, for each share of Company Preferred Stock subject to such Preferred Stock Warrant, an amount in cash from Buyer equal to the difference between (1) the product of (x) the Per Share Merger Consideration and (y) the number of shares of Company Common Stock that each share of the Company Preferred Stock (for which such Preferred Stock Warrant is then exercisable) is then convertible into, minus (2) the per share exercise or purchase price of such Preferred Stock Warrant as of the date hereof, and subject to the Per Share Escrow Amount to be withheld (which will be withheld by Buyer from the payment to be made to such holder pursuant to this Section 6.7(b)(ii) and deposited with the Escrow Agent by Buyer at the Closing in accordance with Section 3.3)); and (B) that, at the Effective Time, all outstanding Preferred Stock Warrants shall immediately terminate, and there shall be substituted therefor the right to receive cash from Buyer in accordance with the terms of this
      Section 6.7(b)(ii), and neither the Surviving Company nor Buyer shall have any further obligation with respect thereto other than as expressly provided in this Section 6.7(b)(ii); provided, however, that all amounts payable pursuant to this Section 6.7(b)(ii) shall be subject to any required tax withholding. Payment of the amount determined pursuant to this Section 6.7(b)(ii) with respect to each Preferred Stock Warrant outstanding immediately prior to the Effective Time shall be made as soon as reasonably practicable (but in no event later than five business days) after the Effective Time. Buyer and such Escrow Agent shall be entitled to deduct and withhold from any payment contemplated by this Section 6.7(b)(ii) such amounts, if any, as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Legal Requirement. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock Warrant in respect of which such deduction and withholding was made.

      6.8 Conversion of Company Preferred Stock and Convertible Notes.

            (a) As soon as practicable following the date of this Agreement, the Company shall adopt such resolutions, obtain such consent, and take such other actions as are required to ensure that immediately prior to the Effective Time, all outstanding shares of Company Preferred Stock (other than the Series B Preferred Stock, which shall be cancelled at the Closing in exchange for payment by Buyer of the Series B Preferred Stock Amount) shall have been converted into Company Common Stock.

            (b) As soon as practicable following the date of this Agreement, the Company shall adopt such resolutions, obtain such consent, and take such other actions as are required to ensure that immediately prior to the Effective Time, all convertible securities of the Company not otherwise provided for in Section
6.7 or in Section 6.8(a), shall have been converted into Company Common Stock such that, at the Effective Time, all outstanding convertible securities of the Company shall have been fully satisfied and canceled, and neither the Surviving Company nor Buyer shall have any further obligation with respect thereto other than payment of the Per Share Merger Consideration with respect to the shares of Company Common Stock into which such convertible securities were converted.

      6.9 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (iii) any failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available to the party receiving such notice.

      6.10 Termination of Stockholders/Affiliate Agreements. Each of the agreements specified on Schedule 6.10 shall be terminated by the Company on or before the Closing at no expense and with no continuing obligations to any of the Surviving Company, Buyer or Merger Sub.

                                  ARTICLE VII.

                         COVENANTS AND OTHER AGREEMENTS

      The Parties agree as follows with respect to the period following the
Closing:

      7.1 Public Announcements. The Company, the Stockholders' Representatives and Buyer will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirement, including but not limited to the rules of the NYSE or other applicable stock exchange, in which case reasonable efforts to consult with the other Parties will be made prior to such release or public statement.

      7.2 Further Assurances. From and after the Closing, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by this Agreement.

      7.3 Employee Benefits. As soon as practical after the Effective Time, Buyer shall use commercially reasonable efforts to provide the employees of the Company who are employed by Surviving Company after the Effective Time (each, a "Transferred Company Employee" and collectively, the "Transferred Company Employees") with substantially similar employee benefits (excluding cash and equity based compensation) as those provided to similarly situated employees of Buyer. Buyer further agrees to: (i) assume each Transferred Company Employee's accrued and unpaid paid time off from the Company; and (ii) treat the verifiable service of each Transferred Company Employee with the Company prior to the Effective Time as service rendered to Buyer for purposes of determining the Transferred Company Employee's benefits under Buyer's employee benefit policies (except as to benefit accruals under any defined benefit plan and except as to any new stock option, restricted stock, or other incentive award) to the same extent taken into account under the Employee Benefit Plans in which such employees participated immediately prior to the Effective Time. The foregoing shall not constitute any commitment, contract, understanding or undertaking, guarantee (express or implied) on the part of Buyer or the Surviving Company to continue the employment of any employee of the Company for any term of duration or on any terms other than those as the Surviving Company may establish.

      7.4 Indemnification; Tail Coverage. From the Effective Time until the sixth anniversary of the Effective Time, Buyer shall cause the Surviving Company to fulfill and honor, to the extent of the Surviving Company's assets, all obligations of the Company relating to the limitation of liability and indemnification of officers and directors pursuant to the Company's certificate of incorporation and bylaws, as each are in effect immediately prior to the Effective Time, and pay all amounts due and payable under such provisions. In no event shall Buyer be obligated to use any of its or any of its affiliates assets (other than those of the Surviving Company and the Subsidiaries) to satisfy the obligations set forth in the previous sentence. Concurrent with or promptly following the Closing, Buyer shall, or shall cause Surviving Company to, pay the necessary premiums up to $100,000 in the aggregate to extend the reporting period under the existing (or a similar) director and officer insurance policy of the Company for claims first made under the policy prior to the sixth anniversary of the Closing, but only with respect to claims based on occurrences, events or facts arising on or before the Closing.

                                 ARTICLE VIII.

                          SURVIVAL AND INDEMNIFICATION

      8.1 Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing and continue in full force and effect for a period of twelve months thereafter. No claim for Losses may be made after twelve months after the Closing; provided, however, that any matter as to which an Indemnification Claim Notice (as defined in Section 8.5 below) has been given during the twelve month period after the Closing which is pending or unresolved at the end of the twelve month period after the Closing shall continue to be covered by this Article VIII until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. The rights to indemnification set forth in this Agreement based on the representations, warranties, covenants and obligations set forth herein shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

      8.2 Indemnification Obligations of Equityholders and Management Bonus Recipients. Subject to the provisions of Section 8.4 below, each Equityholder and Management Bonus Recipient shall, severally and not jointly, indemnify, defend and hold harmless Buyer, Merger Sub, the Surviving Company and each of their respective successors, assigns, Affiliates, stockholders, members, officers, managers, directors, employees and agents (collectively, the "Buyer Indemnitees") from and after the Closing, in respect of any Loss that any Buyer Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

            (a) the breach of any of the covenants or agreements made by the Company in this Agreement;

            (b) the breach of any of the representations and warranties made by the Company in this Agreement;

            (c) any unpaid Pre-Closing Taxes or Straddle Period Taxes;

            (d) the presence of Hazardous Substances at any real property owned, used or leased by the Company, whether now or in the past, or to which the Company has sent waste for disposal, or the past or present violation by the Company of any Environmental Law;

            (e) any fees (including costs and expenses) or commissions to any broker, finder or agent engaged by the Company or any Equityholder;

            (f) any Loss of any nature (absolute, accrued, contingent or otherwise) of the Companies or any ERISA Affiliate of the Companies arising under or related to any Employee Benefit Plan;

            (g) any Loss (which shall include, without limitation, the value to Buyer or the Company of a tax deduction that could have otherwise been taken) resulting from or attributable to the application of Code Section 4999 with respect to any "excess parachute payment" (as that term is defined for purposes of Section 280G of the Code) under or with respect to any agreement, contract, arrangement or plan of any of the Companies or to which any of the Companies is a party;

            (h) any Loss (including, without limitation, the benefits pursuant to any "gross up" obligation) as a result of the application of Section 280G of the Code to any "excess parachute payment" (as that term is defined for purposes of Section 280G of the Code);

            (i) any United Kingdom income tax deductible under the PAYE system and/or national insurance contributions (other than secondary national insurance contributions) that the Company or a Subsidiary is obliged to account for to any Tax authority in respect of payments made or benefits provided to any employee of the Company or a Subsidiary together with any interest and/or penalties payable thereon;

            (j) any Loss resulting from the failure to timely make the filings set forth on Schedule 4.10(b) (including any Loss in the event that the Company loses the ability to register the referenced trademark with the U.S. Patent and Trademark Office and any costs incurred to revive such filings); or

            (k) any United Kingdom value added tax payable on supplies made from WagerWorks UK Limited to any of the Subsidiaries incorporated in Alderney, together with any interest and/or penalty chargeable thereon;

provided, however that Losses shall not include (i) any amounts for which any Buyer Indemnitees is actually reimbursed under any insurance policy of the Company or Buyer or (ii) any amounts that have been accrued and included in the Estimated Balance Sheet or taken into account in the Final Net Working Capital Amount.

      8.3 Indemnification Obligations of Buyer and Merger Sub. Subject to the provisions of Section 8.4 below, Buyer and Merger Sub, jointly and severally, shall indemnify, defend and hold harmless each Equityholder and its respective successors, assigns, Affiliates and agents (collectively, the "Equityholder Indemnitees") from and after the Closing, in respect of any Loss which any Equityholder Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

            (a) the breach of any of the covenants or agreements made by Buyer or Merger Sub in this Agreement;

            (b) the breach of any of the representations and warranties made by Buyer or Merger Sub contained in this Agreement; and

            (c) any fees, costs, expenses or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement engaged by Buyer or Merger Sub;

provided, however that Losses shall not include any amounts for which any Equityholder Indemnity is actually reimbursed under any insurance policy.

      8.4 Limitations on Indemnification.

            (a) The Buyer Indemnitees shall not be entitled to assert any claim for indemnification pursuant to Section 8.2(b) unless and until the aggregate amount of the Losses suffered by the Buyer Indemnitees exceeds $100,000, in which case the Buyer Indemnitees shall be entitled to claim indemnity for the full amount of Losses after deduction of such $100,000; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any breach of any of the Fundamental Representations and Warranties or any fraud or intentional misrepresentation. By way of clarification, the limitation set forth in this Section 8.4(a) shall not apply to any claim for indemnification pursuant to Section 8.2(a) and Sections 8.2 (c) through (k).

            (b) Claims against the Escrow Amount (excluding the $25,000 set aside for payment of Stockholders' Representatives expenses) shall be the sole and exclusive remedy of the Buyer Indemnitees for any Losses hereunder. The maximum liability of any Equityholder to the Buyer Indemnitees shall equal such Equityholder's Applicable Escrow Ownership Percentage of the Escrow Amount (as measured prior to reduction from any claims for Losses) and less the $25,000 set aside for payment of Stockholders' Representatives expenses and the maximum liability of any Management Bonus Recipient shall (apart from his/her potential liability in his/her capacity as an Equityholder) equal such Management Bonus Recipient's Applicable Escrow Ownership Percentage of the Escrow Amount (as measured prior to reduction from any claims for Losses). Portions of the Escrow Amount distributed to Buyer Indemnitees upon resolution of claims for Losses shall be deemed to be recovered from the Escrow Amount in accordance with each Equityholder's and Management Bonus Recipient's Applicable Escrow Ownership Percentage.

            (c) The Equityholder Indemnitees shall not be entitled to assert any claim for indemnification pursuant to Section 8.3(b) unless and until the aggregate amount of the Losses suffered by the Equityholder Indemnitees exceeds $100,000 in which case the Equityholder Indemnitees shall be entitled to claim indemnity for the full amount of Losses after deduction of such $100,000. By way of clarification, the limitation set forth in this Section 8.4(c) shall not apply to any claim for indemnification pursuant to Section 8.3(a) and Section
8.3 (c).

            (d) The maximum aggregate obligation of Buyer and Merger Sub pursuant to Section 8.3 shall not exceed an amount equal to the Escrow Amount less $25,000.

      8.5 Indemnification Procedures.

            (a) Notice of Third Party Claims. If any third party notifies any Party of any matter that may give rise to a claim by such Party for indemnification pursuant to Section 8.2 or 8.3 above (a "Third Party Claim"), such Party (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such Indemnified Party's claim for indemnification (an "Indemnification Claim Notice") promptly (and in any event within forty-five (45) days after written notice of such claim) after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice within such forty-five (45) day period will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

            (b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Article VIII with respect to Losses arising from any Third Party Claim that are subject to the indemnification provided in Sections 8.2 or 8.3 above shall be governed by and contingent upon the following additional terms and conditions:

                  (i) An Indemnifying Party, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within thirty (30) days of receiving notice of the Third Party Claim from the Indemnified Party, and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party. In order for an Indemnifying Party to assume control of the defense of any Third Party Claim, the Indemnifying Party must provide written notice to the Indemnified Party acknowledging that such Third Party Claim is covered by the indemnification rights provided in Section 8.2.

                  (ii) Notwithstanding Section 8.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party's own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.5(b)(i), or (C) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party reasonably believes that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (other than differing interests associated with an Indemnifying Party's obligation to indemnify), in which cases the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party on a current basis.

                  (iii) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the Indemnified Party.

                  (iv) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim (A) seeks non monetary relief or (B) involves criminal allegations or allegations of violation of any Gaming Laws, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent.

            (c) Notice of Other Claims. Any Indemnified Party may make a claim for indemnification pursuant to Sections 8.2 or 8.3 above by providing an Indemnification Claim Notice to the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount, if then reasonably ascertainable, of such Loss. Disputes with respect to claims made by Buyer Indemnitees shall be resolved as set forth in the Escrow Agreement. Any claims to be made by the Equityholder Indemnitees must be made by the Stockholders' Representatives on behalf of the Equityholder Indemnitees and any negotiations or proceedings with respect to such claims shall be controlled by the Stockholders' Representatives on behalf of the Equityholders. In the event a claim is brought by the Stockholders' Representatives on behalf of the Equityholders, the Stockholders' Representatives and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim. If no such agreement can be reached within thirty days after the initiation of such good faith negotiations, either party may submit the dispute to any court permitted in Section 10.4.

            (d) Manner and Characterization of Payment.

                  (i) Any indemnification obligations of the Equityholders or the Management Bonus Recipients pursuant to Section 8.2 shall be paid within ten (10) days after determination thereof by wire transfer or delivery of other immediately available funds from the Escrow Agent to an account designated in writing by Buyer.

                  (ii) Any indemnification obligations of Buyer or Merger Sub pursuant to Section 8.3 shall be paid within ten (10) days after determination thereof by wire transfer or delivery of other immediately available funds to an account designated in writing by the Stockholders' Representatives for distribution to the Equityholders.

                  (iii) Any indemnification payments made hereunder shall be considered, to the extent permissible under applicable law, as adjustments to the Merger Consideration for all Tax purposes.

      8.6 Exclusive Remedy. The foregoing indemnification provisions shall be the sole and exclusive remedy for all claims for breach of any representation, warranty, covenant or agreement contained in this Agreement other than claims for fraud or intentional misrepresentation or a suit for specific performance.

                                  ARTICLE IX.

                            CONDITIONS TO THE CLOSING

      9.1 Conditions of Buyer's and Merger Sub's Obligation. Buyer's and Merger Sub's obligation to effect the Merger at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

            (a) Representations and Warranties; Covenants. Each representation and warranty set forth in Article IV above shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall be as of such earlier date or period, or except which breach has not caused and would not reasonably be expected to cause, a Material Adverse Effect. The Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

            (b) Proceedings. There shall not be any injunction, judgment, order, decree, ruling or charge in effect before any judicial authority or Government Entity the result of which would prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or materially adversely affect the Company's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

            (c) Consents and Approvals. The governmental or third-party consents or approvals listed on Schedule 9.1(c) shall have been obtained and, if the parties determine that a filing under the Hart-Scott-Rodino Act is applicable, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been early terminated.

            (d) Dissenting Shares. Holders of 10% or more of the outstanding shares of Company Capital Stock (calculated on an as converted to Company Common Stock basis) shall not have demanded or be eligible to demand appraisal of such holder's shares under DGCL Section 262 by the lapse of the required notice period thereunder.

            (e) The Company's Closing Documents. The Company shall, or shall cause each appropriate party to, deliver to Buyer the following documents (duly executed as appropriate):

                  (i) a certificate of the Company, dated as of the Closing Date and signed by each of the Chief Executive Officer, President and Chief Financial Officer of the Company, expressly certifying that the conditions set forth in Section 9.1(a) and (d) have been met;

                  (ii) the Escrow Agreement;

                  (iii) the Certificate of Merger;

                  (iv) certificates dated as of the Closing Date from the Company, signed by the Secretary of the Company and in form and substance reasonably satisfactory to Buyer certifying (A) that resolutions in the form attached to the certificate have been duly adopted by the board of directors of the Company authorizing the execution of Transaction Documents to which the Company is a party, (B) that resolutions in the form attached to the certificate have been duly adopted by the stockholders of the Company adopting and approving the Merger, (C) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of the Company, and (D) that the attached copies of the organizational documents of the Company are complete and correct; and

                  (v) an opinion of the legal counsel to the Company as to the matters referred to on Exhibit G (with an abbreviated version of similar opinions from United Kingdom counsel to the Company as to the Company's United Kingdom Subsidiary and with an abbreviated version of similar opinions from Alderney counsel to the Company as to the Company's direct and indirect Alderney Subsidiaries).

            (f) Lien Releases. Buyer shall have received evidence reasonably satisfactory to Buyer and a "pay-off" letter from each holder of Indebtedness of any of the Companies stating that any liens, security interests or other encumbrances (other than Permitted Liens) on the assets of any of the Companies have been released of record or will be released upon receipt by the creditor named in the pay-off letter(s) of the amounts specified in the pay-off letter(s).

            (g) Employment Agreements. Each of the employees of the Company who are counterparties to the Employment Agreements shall have continued in the employment of the Company through, and be employed by the Company on, the Effective Time.

      Any condition set forth in this Section 9.1 may be waived by Buyer if it executes a writing so stating prior to the Closing.

      9.2 Conditions of the Company's Obligation. The Company's obligation to effect the Merger at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

            (a) Representations and Warranties; Covenants. Each representation and warranty set forth in Article V above shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall be as of such earlier date or period, or except which breach has not caused, and would not reasonably be expected to cause, a material adverse effect on Buyer's ability to consummate the Merger and the transactions contemplated hereby. Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

            (b) Proceedings. There shall not be any injunction, judgment, order, decree, ruling or charge in effect before any judicial authority or Government Entity the result of which would prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or materially adversely affect Buyer's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

            (c) Consents and Approvals. If the parties determine that a filing under the Hart-Scott-Rodino Act is applicable, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been early terminated.

            (d) Buyer's and Merger Sub's Closing Documents. Buyer and Merger Sub shall have delivered to the Company the following documents:

                  (i) a certificate of an executive officer of Buyer, dated as of the Closing Date and signed by an executive officer of Buyer, expressly certifying that the conditions in Section 9.2(a) have been met;

                  (ii) the Escrow Agreement; and

                  (iii) the Certificate of Merger.

      Any condition set forth in this Section 9.2 may be waived by the Company if the Company executes a writing so stating at or prior to the Closing.

                                   ARTICLE X.

                                  MISCELLANEOUS

      10.1 Termination. This Agreement may be terminated:

            (a) at any time prior to the Closing by mutual written agreement of Buyer and the Company;

            (b) by Buyer, at any time prior to the Closing in the event that the Company is in breach, in any material respect, of the representations, warranties or covenants made by the Company in this Agreement (provided, that such condition is not the result of any breach of any representation, warranty or covenant of Buyer set forth in this Agreement) and such breach has caused, or would reasonably be expected to cause, a Material Adverse Effect; provided, that the Company shall have 30 days to cure such breach following the receipt of written notice of Buyer's election to terminate;

            (c) by the Company, at any time prior to the Closing in the event that Buyer or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by Buyer or Merger Sub in this Agreement (provided, that such condition is not the result of any breach of any covenant representation, warranty or covenant of the Company set forth in this Agreement) and such breach has caused, or would reasonably be expected to cause, a material adverse effect on Buyer's ability to consummate the Merger and the transactions contemplated hereby; provided, that Buyer and Merger Sub shall have 30 days to cure such breach following the receipt of written notice of the Company's election to terminate;

            (d) by the Company, on the one hand, and Buyer and Merger Sub, on the other hand, at any time after September 30, 2005, if the Closing shall not have occurred by such date, unless the failure or delay resulted primarily from the breach of any representation, warranty, or covenant contained in this Agreement by the Party initiating such termination; or

            (e) by Buyer on or before 5:00 p.m. Nevada time on August 8, 2005 if Buyer determines that consummation of the transactions contemplated by this Agreement would adversely impact Buyer's regulatory licenses or Buyer's good standing with any Government Entity from whom Buyer has licenses.

Any termination of this Agreement pursuant to any of Sections 10.1(b) through
(d), inclusive, shall be effected by written notice from the Company to Buyer (if the Company is the terminating party) or Buyer to the Company (if Buyer or Merger Sub is the terminating party), which notice shall specify the basis therefor. Any termination of this Agreement pursuant to Sections 10.1(b) or (c) shall not terminate the liability of any Party for any breach or default of any covenant or other agreement set forth herein which exists at the time of such termination. In the event of termination of this Agreement by the Company and Buyer pursuant to Section 10.1(a) or by Buyer pursuant to Section 10.1(b), the Company shall within two business days of the date of such termination, refund to Buyer the full amount of the Termination Fee. In the event of termination by Buyer pursuant to Section 10.1(d) or (e), or by the Company pursuant to Section 10.1(d) to the extent relating to Buyer's inability to obtain proper consent or approval for its regulatory licenses with any Government Entity from whom Buyer has licenses, the Company shall be entitled to retain the Termination Fee, which amount shall be the Company's sole remedy hereunder. Notwithstanding the foregoing, the Company shall not be entitled to retain the Termination Fee (and any limitations on the Termination Fee being a sole remedy shall not be applicable) in the event of termination by Buyer pursuant to Section 10.1(d) and the inability for the Parties to effect the Closing by September 30, 2005 is due solely to a failure of any of the conditions set forth in Section 9.1(c) (but only with respect to a failure to obtain any of the third party consents marked with an asterisk on Schedule 9.1(c)), Section 9.1(d), Section 9.1(e), Section 9.1(f) or Section 9.1(g). In such event, the Company shall within two business days of the date of such termination, refund to Buyer the full amount of the Termination Fee.

      10.2 Consent to Amendments. This Agreement may be amended, modified or supplemented to the fullest extent permitted by law at any time prior to the Effective Time, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by the Company, Merger Sub and Buyer; provided, however, if adversely affected by such amendment, modification or supplement, such approval shall also include the approval of the Stockholders' Representatives and the Management Bonus Recipients. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any party.

      10.3 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of Buyer.

      10.4 Governing Law; Waiver of Jury Trial; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Nevada to be applied; provided, however that Delaware law shall be the applicable law for the purpose of the Merger and the other actions to be taken under this Agreement in accordance with the DGCL. In furtherance of the foregoing, the internal law of the State of Nevada shall control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply; provided, however that Delaware law shall be the applicable law for the purpose of the Merger and the other actions to be taken under this Agreement in accordance with the DGCL. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in Washoe County, Nevada, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process of any action, suit or proceeding brought against any Party in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      10.5 Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this
Section 10.5.

            If to the Company:

                   WagerWorks, Inc.
                   2339 Third Street
                   Fourth Floor
                   San Francisco, CA 94107
                   Facsimile No.: (415) 522-0941

                   with copies, which shall not constitute notice to the Company, to:

                   DLA Piper Rudnick Gray Cary LLP
                   2000 University Avenue
                   East Palo Alto, California 94303-2248
                   Attention: James M. Koshland, Esq.
                   Eric H. Wang, Esq.
                   Facsimile No.: (650) 833-2001

            If to the Stockholders' Representatives:

                   Carl Berg
                   10050 Bandley Drive
                   Cupertino, California 95014
                   Facsimile No.: (408) 725-1626

                   and

                   DDJ Capital Management, LLC
                   141 Linden Street, Suite S-4
                   Wellesley, Massachusetts 02482
                   Attention: Joshua L. McCarthy, Senior Legal Counsel Facsimile No.: (781) 283-8541

                   with copies, which shall not constitute notice to the Stockholders' Representatives, to:

                   DLA Piper Rudnick Gray Cary LLP
                   2000 University Avenue
                   East Palo Alto, California 94303-2248
                   Attention: James M. Koshland, Esq.
                   Eric H. Wang, Esq.
                   Facsimile No.: (650) 833-2001

            If to Buyer or Merger Sub:

                   c/o International Game Technology
                   9295 Prototype Drive
                   Reno, Nevada  89521
                   Attention: J. Kenneth Creighton, Vice President
                   Facsimile No.: (775) 448-0120
                   with copies, which shall not constitute notice to Buyer or Merger Sub, to:

                   O'Melveny & Myers LLP
                   610 Newport Center Drive, Suite 1700
                   Newport Beach, California  92660-6429
                   Attention: J. Jay Herron, Esq.
                              Andor D. Terner, Esq.
                   Facsimile No.: (949) 823-6994

      Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second Business Day after deposit with a reputable overnight courier service, as the case may be.

      10.6 Schedules and Exhibits. The Schedules, Annexes and Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

      10.7 Counterparts. The Parties may execute this Agreement in two or more counterparts, including facsimile versions (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

      10.8 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

      10.9 Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

      10.10 Entire Agreement. Except as otherwise provided in this Agreement or in the Non Disclosure Agreement, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, whether written or oral (including, but not limited to the Letter of Intent) are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.

      10.11 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules, Annexes and Exhibits shall mean and refer to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules, Annexes and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Government Entity, Persons succeeding to the relevant functions of such Person); (f) masculine gender shall also include the feminine and neutral genders, and vice versa; and (g) the term "including" shall be deemed to mean "including, without limitation."

      10.12 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

      10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      10.14 Stockholders' Representative. Carl Berg and DDJ Capital Management, LLC are hereby appointed to act as the representatives, agents, proxies and attorneys-in-fact for all Equityholders (the "Stockholders' Representatives") for all purposes under this Agreement and the Escrow Agreement including, without limitation, the full power and authority on each Equityholder's behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by Equityholders under this Agreement, including but not limited to Section 3.2 and
Article VIII, and (iii) to execute and deliver any amendment or waiver to this Agreement and the Escrow Agreement in connection therewith. All decisions, actions or instructions by the Stockholders' Representatives shall be made jointly by the Stockholders' Representatives and shall constitute a decision, action or instruction of all Equityholders and shall be binding upon all Equityholders as it relates to this Agreement, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders' Representatives shall have no duties or obligations hereunder except those specifically set forth herein and in the Escrow Agreement and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement. Each Equityholder shall indemnify and hold harmless the Stockholders' Representatives against all expenses (including reasonable attorneys' fees), judgments, fines and amounts incurred by the Stockholders' Representatives in connection with any action, suit or proceeding to which the Stockholders' Representatives is made a party by reason of the fact it is or was acting as the Stockholders' Representatives under this Agreement. Neither the Stockholders' Representatives nor any agent employed by either of them shall incur any liability to any Equityholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud or bad faith. The Stockholders' Representatives shall have no liability in respect of any action, claim or proceeding brought against the Stockholders' Representatives by any Equityholder if the Stockholders' Representatives took or omitted taking any action in good faith. Such agency may be changed by the holders of a majority in interest of the Escrow Amount from time to time upon not less than five business days' prior written notice to Buyer. No bond shall be required of the Stockholders' Representative, and the Stockholders' Representatives shall receive no compensation for his services. Notices or communications to or from the Stockholders' Representatives shall constitute notice to or from each of the Equityholders. The Stockholders' Representatives may request reasonable access to information about the Company and Buyer and the reasonable assistance of the Company's and Buyer's officers and employees for purposes of performing their duties and exercising their rights hereunder, provided that the Stockholders' Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholders' Representatives shall have the ability to seek payment or reimbursement for their out-of-pocket expenses incurred in connection with the performance of their duties hereunder in any amount up to $25,000 in accordance with the terms of the Escrow Agreement.

                                    * * * * *

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                     "BUYER"
                                     International Game Technology,
                                     a Nevada corporation

                                     By:        /s/ Thomas J. Matthews
                                           ----------------------------------
                                     Name:          Thomas J. Matthews
                                     Its:  President and Chief Executive Officer

                                     "MERGER SUB"
                                     Winter Subsidiary, Inc.,
                                     a Delaware corporation

                                     By:        /s/ Thomas J. Matthews
                                           ----------------------------------
                                     Name:          Thomas J. Matthews
                                     Its:           President

                                     "COMPANY"
                                     WagerWorks, Inc.,
                                     a Delaware corporation

                                     By:        /s/ Paul Miltenberger
                                           ----------------------------------
                                     Name:          Paul Miltenberger
                                     Its:           CEO

                                     "STOCKHOLDERS' REPRESENTATIVES"

                                                /s/ Carl E. Berg
                                     ----------------------------------------
                                     Carl Berg

                                     DDJ Capital Management, LLC

                                     By:        /s/ David J. Breazzano
                                           ----------------------------------
                                     Name: David J. Breazzano
                                     Its:  Member

      IN WITNESS WHEREOF, each of the undersigned Management Bonus Recipients hereby acknowledges and agrees that the Management Bonus Amount to which such person is entitled is subject to payment of any indemnity claims under Article VIII of the Merger Agreement. The undersigned further acknowledges and agrees that, in accordance with the Merger Agreement, the Stockholders' Representatives have the authority, including the authority under Section 10.14 of the Merger Agreement to make decisions regarding the release of the Escrow Amount (including the portion thereof representing the Management Bonus Amount) and to the extent all or a portion of the Management Bonus Amount is used to satisfy indemnity claims of Buyer, the undersigned shall have no right to the Management Bonus Amount and no claim therefor against the Company or Buyer.

                                                /s/ Paul Miltenberger
                                          -----------------------------------
                                          Paul Miltenberger

                                                /s/ Paul Matthews
                                          -----------------------------------
                                          Paul Mathews

                                                /s/ Andrew Pascal
                                          -----------------------------------
                                          Andrew Pascal

                                                /s/ Katie Bolich
                                          -----------------------------------
                                          Katie Bolich

                                      S-2